Project Alpha -- Asset Purchase Agreement (Roper) (Conformed)Exhibit 2.1

ASSET Purchase Agreement

by and among

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.,

ALLSCRIPTS HEALTHCARE, LLC,

ALLSCRIPTS SOFTWARE, LLC,

Strata Decision Technology LLC

and

ROPER TECHNOLOGIES, INC.

Dated as of July 30, 2020

Table of Contents

Page

Article I DEFINITIONS1

Article II The transaction1

2.1	Purchase and Sale1
2.2	Purchase Price6
2.3	Post-Closing Purchase Price Adjustments7
2.4	Withholding9

Article III CLOSING AND DELIVERIES9

3.1	Closing9
3.2	Deliveries by Sellers10
3.3	Deliveries by Buyer10

Article IV REPRESENTATIONS AND WARRANTIES OF SELLERS11

4.1	Organization and Standing11
4.2	No Brokers12
4.3	Authority, Validity and Effect12
4.4	No Conflict; Required Filings and Consents12
4.5	Financial Statements13
4.6	Taxes13
4.7	Title to Personal Property; Sufficiency of Assets14
4.8	Real Property15
4.9	Compliance with Laws15
4.10	Permits15
4.11	Employee Benefit Plans16
4.12	Material Contracts17
4.13	Legal Proceedings19
4.14	Intellectual Property19
4.15	Insurance21
4.16	Personnel21
4.17	Environmental Matters23
4.18	Conduct of Business in Ordinary Course23

4.19	Vendors and Customers23
4.20	Related Persons Transactions24
4.21	Data Security & Privacy24
4.22	Healthcare Fraud and Abuse Compliance24
4.23	Warranties24
4.24	Receivables24
4.25	Anti-Corruption Matters25

Article V REPRESENTATIONS AND WARRANTIES OF BUYER25

5.1	Organization and Standing25
5.2	Authorization, Validity and Effect25
5.3	No Conflict; Required Filings and Consents26
5.4	Legal Proceedings26
5.5	Financial Capability26
5.6	No Brokers26
5.7	Independent Investigation; Acknowledgments; Non-Reliance27
5.8	Solvency27

Article VI REPRESENTATIONS AND WARRANTIES OF the guarantor27

6.1	Organization and Standing28
6.2	Authorization, Validity and Effect28
6.3	No Conflict; Required Filings and Consents28
6.4	Legal Proceedings28
6.5	Financial Capability28

Article VII COVENANTS AND AGREEMENTS28

7.1	Interim Operations28
7.2	Reasonable Access; Confidentiality30
7.3	Publicity31
7.4	Commercially Reasonable Efforts; Cooperation31
7.5	Restrictive Covenants31
7.6	Antitrust and Other Closing Matters33
7.7	Retained Names and Marks34
7.8	Non-Assignable Assets35
7.9	Wrong Pockets36

7.10	Post-Closing Access36
7.11	Employee Matters37
7.12	Intercompany Accounts38
7.13	Shared Contracts39
7.14	Transfer of Business Intellectual Property40
7.15	Insurance40
7.16	Interim Financials40
7.17	No Solicitation of Transactions40
7.18	Notice of Certain Events40

Article VIII CONDITIONS TO CLOSING41

8.1	Conditions to Obligations of the Parties41
8.2	Conditions to Obligations of Sellers41
8.3	Conditions to Obligations of Buyer42
8.4	Frustration of Closing Conditions42

Article IX TERMINATION OF AGREEMENT42

9.1	Termination42
9.2	Effect of Termination43

Article X REMEDIES44

10.1	Survival44
10.2	Indemnification45
10.3	Exclusive Remedy46
10.4	Limitations on Liability46
10.5	Notice and Determination of Claims47
10.6	Third Party Claims48

Article XI TAX MATTERS49

11.1	Allocation of Liability for Taxes49
11.2	Cooperation; Tax Actions50
11.3	Transfer Taxes50
11.4	Allocation50
11.5	Bulk Sales50

Article XII MISCELLANEOUS AND GENERAL51

12.1	Disclaimer; No Additional Representations; No Reliance51
12.2	Expenses52
12.3	Successors and Assigns52
12.4	Third Party Beneficiaries52
12.5	Further Assurances52
12.6	Notices52
12.7	Complete Agreement53
12.8	Captions53
12.9	Amendment53
12.10	Waiver54
12.11	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL54
12.12	Severability54
12.13	Counterparts55
12.14	Enforcement of Agreement55
12.15	Other Definitional and Interpretive Matters55
12.16	Disclosure Schedules57
12.17	Independent Legal Counsel; Continuing Representation57
12.18	Guarantee58

Exhibits and Schedules

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Assignment and Assumption of Lease Agreement
Exhibit E	Form of Intellectual Property Assignment Agreement

Exhibit FExample Calculation of Net Working Capital

asset Purchase Agreement

THIS asset PURCHASE AGREEMENT (this “Agreement”) is dated as of July 30, 2020, and is entered into by and among Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Parent”), Allscripts Healthcare, LLC, a North Carolina limited liability company (“Allscripts Healthcare”), Allscripts Software, LLC, a Delaware limited liability company (“Allscripts Software” and, together with Allscripts Healthcare, “Sellers” and each, a “Seller”), Strata Decision Technology LLC, an Illinois limited liability company (“Buyer”), and, solely for purposes of Article VI and Section 12.18 hereof, Roper Technologies, Inc., a Delaware corporation (the “Guarantor”). Sellers and Buyer are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

recitals

WHEREAS, Sellers engage in the business of, among other things, providing budgeting, long-range planning, cost accounting and financial decision support solutions, software and services for healthcare organizations, commonly referred to as “EPSi” (including the RealCost Platform) (the “EPSi Business”);

WHEREAS, subject to the terms and conditions set forth herein, Sellers desire to sell and assign to Buyer, and Buyer desires to purchase and assume from Sellers, at the Closing, the Purchased Assets and the Assumed Liabilities; and

WHEREAS, as a material inducement to Sellers’ willingness to enter into this Agreement, the Guarantor desires to unconditionally guarantee the due and punctual payment to Sellers of the Obligations.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the Parties intending to be legally bound hereby agree as follows:

Article I
DEFINITIONS

The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

Article II
The transaction

2.1Purchase and Sale

.

(a)Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall acquire from Sellers, the Purchased Assets, free and clear of any Liens, other than Permitted Liens, and Buyer shall assume from Sellers the Assumed Liabilities. Notwithstanding anything herein to the contrary, the Excluded Assets and Excluded Liabilities will be retained by Sellers and not sold, assigned, conveyed, transferred or delivered to Buyer hereunder. For purposes of this Agreement, “Purchased Assets” means all of the assets and properties of Sellers of every kind and description, wherever located, whether real, personal, mixed, tangible or intangible, in each case to the extent Used in the EPSi Business and as the same shall exist on the Closing Date, including, for the avoidance of doubt, the following:

(i)all Acquired Accounts Receivable;

(ii)all prepaid expenses, including credits, advance payments, claims, security and lease deposits, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to the payment of Taxes) to the extent Used in the EPSi Business;

(iii)all inventory, furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (and any leases related to the foregoing), including any of the foregoing located at the Leased Real Property and all workplans, methodologies and training materials, in each case to the extent Used in the EPSi Business;

(iv)except for any Business Shared Contract, which shall be treated in accordance with Section 7.13, each of the Contracts to the extent Used in the EPSi Business, including each Material Contract, unless indicated otherwise on the Seller Disclosure Schedules (collectively, the “Assigned Contracts”);

(v)all rights of Sellers in and to the Leased Real Property, including each Lease;

(vi)other than Commercially Available Technology, all Intellectual Property and Software to the extent Used in the EPSi Business, including as set forth on Schedule 4.14(a) and Schedule 4.14(b), unless indicated as an Excluded Asset on the Seller Disclosure Schedules (the “Business Intellectual Property”);

(vii)each of the Permits to the extent Used in the EPSi Business;

(viii)all rights, claims and defenses, including under warranties, indemnities and all similar rights against third parties, including all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by any Seller, whether arising by way of counterclaim or otherwise, in each case to the extent Used in the EPSi Business;

(ix)originals, or where not available, copies, of all files, documents, books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data, sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, credit information and similar data relating to customers, distributors, resellers, channel partners, strategic partners, vendors, suppliers, contractors and service providers, technical information, drawings, specifications and other engineering data, user data or data associated with or derived from Internet websites, personnel data and employee master payroll information, in each case, to the extent Used in the EPSi Business (the “Business Records”); and

(x)all goodwill of the EPSi Business or associated with any of the Purchased Assets.

(b)Excluded Assets. Buyer expressly understands and agrees that the Purchased Assets shall not include, and each Seller shall retain, any and all right title and interest in, to and under the properties, assets and rights of every kind and description, wherever located, whether real, personal, mixed, tangible or intangible, of such Seller other than the Purchased Assets (the “Excluded Assets”). Specifically, and without in any way limiting the generality of the first sentence of this Section 2.1(b), the Purchased Assets shall not include, and Buyer shall not acquire:

(i)any rights in or to any Seller’s franchise to be a limited liability company and its company seal, minute books, equity ledger and other records relating to its existence and capitalization;

(ii)any equity interest in any Seller or in any other Person in which any Seller owns any equity interest;

(iii)the consideration to be delivered by Buyer to any Seller pursuant to this Agreement and all other rights of any Seller under this Agreement and the Seller Documents;

(iv)any Cash and Cash Equivalents of any Seller;

(v)any intercompany receivables of any Seller payable by an Affiliate of such Seller, other than amounts due and owing for products sold and services provided by the EPSi Business;

(vi)any rights to refunds or credits with respect to any Taxes paid or incurred by any Seller (and rights to refunds for Taxes relating to the EPSi Business, Purchased Assets, or the Transferring Employees for any Pre-Closing Tax Period (or portion thereof)), together with any related interest received or due from the relevant taxing authority, any prepaid Taxes of any Seller and any other rights to Taxes of any Seller;

(vii)any and all rights of any Seller in or to any Intellectual Property or Software that is not Used in the EPSi Business, including Commercially Available Technology, or any derivation thereof and any corporate symbols or logos related thereto, including, for the avoidance of doubt, the Seller Marks, Sellers’ Information Systems, and any other Intellectual Property or Software indicated as an Excluded Asset on the Seller Disclosure Schedules;

(viii)any prepaid items, claims for contribution, indemnity rights and similar claims and causes of action and other intangible rights to the extent any of the foregoing relate exclusively or primarily to any Excluded Asset or to any Excluded Liability, and all privileges related thereto;

(ix)subject to Buyer’s rights under Section 7.15, any Seller’s rights in, to and under the Insurance Policies;

(x)any books, records, files or other embodiments of information not otherwise constituting Business Records;

(xi)any Seller’s rights, claims or causes of action against third parties primarily or exclusively relating to any Excluded Asset or any Excluded Liability;

(xii)each Employee Plan, including all assets with respect thereto and all related administrative services Contracts or any employees located in India; and

(xiii)each of the assets set forth on Schedule 2.1(b)(xiii).

(c)Assumed Liabilities. Except as expressly provided in this Section 2.1(c), Buyer shall not assume, in connection with the transactions contemplated by this Agreement, any Liability of any Seller whatsoever, and Sellers shall retain responsibility for all Liabilities accrued as of or on the Closing Date and all Liabilities arising from Sellers’ operations prior to or on the Closing Date, whether or not accrued and whether or not disclosed. As the sole exception to the immediately preceding sentence, and subject to Section 2.1(d), upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge in accordance with their terms, whether arising prior to, on or after the Closing Date (to the extent not performed or satisfied as of the Closing Date), all of Sellers’ following Liabilities to the extent primarily or exclusively relating to the EPSi Business (collectively, the “Assumed Liabilities”):

(i)all trade accounts payable of Sellers to third parties to the extent related to the EPSi Business that remain unpaid as of the Closing Date and all other current Liabilities, in each case, to the extent (and in the amounts) specifically included in the calculation of the Final Closing Date Net Working Capital;

(ii)all Liabilities to the extent arising under or relating to the Assigned Contracts and the Business Shared Contracts (to the extent such Liabilities primarily or exclusively relate to the EPSi Business), to the extent such Liabilities are not required to be performed on or prior to the Closing Date, accrue and relate to the operations of the EPSi Business subsequent to the Closing Date and do not arise from or relate to any breach or default by any Seller of or under such Assigned Contract; and

(iii)any Assumed Tax.

(d)Excluded Liabilities. Specifically, and without in any way limiting the generality of the first sentence of Section 2.1(c), the Assumed Liabilities shall not include, and Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following Liabilities of Seller (together with all Liabilities that are not Assumed Liabilities, the “Excluded Liabilities”):

(i)any intercompany Liabilities owed by a Seller to an Affiliate of such Seller, except for those intercompany Liabilities arising from a Seller’s purchase or sale of products or services in the ordinary course of business;

(ii)any Indebtedness of any Seller;

(iii)any Transaction Expenses;

(iv)any Liabilities of a Seller relating to or arising out of any of the Excluded Assets;

(v)any Liabilities for any Excluded Tax;

(vi)except as contemplated by Section 7.11, any Liabilities under any Employee Plan, including Liabilities (A) for any sales commissions or incentives and any variable compensation or bonus plans and (B) relating to, resulting from or arising out of the matters set forth on Schedule 2.1(d)(vi);

(vii)except as contemplated by Section 7.11, any Liabilities to or with respect to Sellers’ employment or any current or former employee, officer, director or consultant of Sellers;

(viii)any Liabilities relating to, resulting from or arising out of (A) claims made in pending or future Actions or (B) claims based on violations of Law, breach of Contract, employment practices, or environmental, health and safety matters or any other actual or alleged failure of any Seller to perform any obligation, in each case arising out of, or relating to, (x) events that shall have occurred, (y) services performed, or (z) the operation of the EPSi Business, prior to the Closing;

(ix)any Liabilities relating to, resulting from or arising out of any former operations of any Seller or predecessor entities thereof that have been discontinued or disposed of prior to the Closing;

(x)any Liabilities relating to, resulting from or arising out any non-compliance by any Seller with any applicable bulk sales Law;

(xi)except as expressly set forth in Section 2.1(c), all other Liabilities to the extent arising out of or relating to Sellers’ ownership or operation of the EPSi Business and the Purchased Assets prior to the Closing Date, including any Action arising from Sellers’ operation of the EPSi Business prior to the Closing Date and all Liabilities relating to compensation or other arrangements with respect to any Transferring Employee prior to the Closing Date; and

(xii)each of the Liabilities set forth on Schedule 2.1(d)(xii).

2.2Purchase Price

.

(a)Closing Date Consideration. In consideration for the Purchased Assets, Buyer shall (x) assume the Assumed Liabilities as provided in Section 2.1(c) and (y) pay to Allscripts Healthcare (on behalf of the Sellers) cash in an amount equal to the Closing Date Consideration. The “Closing Date Consideration” shall be equal to the Base Purchase Price, as increased by the Working Capital Overage, if any, or decreased by the Working Capital Underage, if any minus the Agreed Adjustment Amount.

(b)Estimated Closing Date Statement. Not later than the third (3rd) Business Day prior to the Closing Date, Allscripts Healthcare shall prepare and deliver, or cause to be prepared and delivered, to Buyer an estimated closing statement (the “Estimated Closing Date Statement”) setting forth Allscripts Healthcare’s good faith calculation of the Estimated Closing Date Consideration, and detailing the estimated Net Working Capital as of the Effective Time (the “Estimated Closing Date Net Working Capital”). The Estimated Closing Date Net Working Capital set forth in the Estimated Closing Date Statement will be prepared in accordance with Exhibit F. Buyer shall be entitled to comment on and request reasonable changes to the Estimated Closing Date Statement and Allscripts Healthcare shall consider in good faith any changes Buyer proposes to the Estimated Closing Date Statement and revise such statement if, based on its good faith assessment, such changes are warranted. To the extent that any Seller or its respective Affiliate receives a payment, credit or adjustment for Aged A/R prior to the Closing that can be specifically identified to a particular invoice, such payment, credit or adjustment will be allocated to that particular invoice; in all other cases, a Seller will contact the applicable account debtor and apply the payment as directed by the account debtor. No Seller will encourage an account debtor to designate payment to any specific invoice.

(c)Closing Date Net Working Capital Adjustment. If the Estimated Closing Date Net Working Capital is less than the Working Capital Lower Target, then the Closing Date Consideration will be reduced by an amount (such amount expressed as an absolute value) equal to the Working Capital Lower Target minus the Estimated Closing Date Net Working Capital (such amount, the “Working Capital Underage”). If the Estimated Closing Date Net Working Capital is greater than the Working Capital Upper Target, then the Closing Date Consideration will be increased by an amount (such amount expressed as an absolute value) equal to the Estimated Closing Date Net Working Capital minus the Working Capital Upper Target (such amount, the “Working Capital Overage”). If the Estimated Closing Date Net Working Capital is greater than or equal to the Working Capital Lower Target, but less than or equal to the Working Capital Upper Target, then the Closing Date Consideration will not be adjusted pursuant to this Section 2.1(c), but may be subject to adjustment for a Working Capital Underage or Working Capital Overage following the Closing, as otherwise provided in Section 2.3.

(d)Closing Payments. At the Closing, Buyer shall pay to Allscripts Healthcare (on behalf of the Sellers) the Estimated Closing Date Consideration.

2.3Post-Closing Purchase Price Adjustments

.

(a)Final Closing Date Statement. Within forty-five (45) days after the Closing Date, Buyer shall cause to be prepared and delivered to Allscripts Healthcare a statement (the “Final Closing Date Statement”), setting forth Buyer’s good faith calculation of the Closing Date Consideration, and detailing the Net Working Capital as of the Effective Time (the “Final Closing Date Net Working Capital”). The Final Closing Date Statement, including the calculation of the Final Closing Date Net Working Capital, is to be prepared in accordance with Exhibit F. The Parties agree that the purpose of preparing the Final Closing Date Statement and determining the Final Closing Date Net Working Capital and the related purchase price adjustment contemplated by this Section 2.3, is to measure the amount of change between the Estimated Closing Date Net Working Capital and the Final Closing Date Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Final Closing Date Statement or determining the Final Closing Date Net Working Capital. If Buyer fails to timely deliver the Final Closing Date Statement in accordance with the foregoing, then Allscripts Healthcare shall provide prompt written notice of such failure and, to the extent Buyer subsequently fails to deliver the Final Closing Date Statement within fifteen (15) days after such notice, then, at the election of Allscripts Healthcare in its sole discretion, either (1) the Estimated Closing Date Statement shall be deemed to be the Final Closing Date Statement or (2) Allscripts Healthcare shall retain (at the expense of Buyer) the dispute resolution group of the Atlanta office of Ernst & Young Global Limited or if the Atlanta office of Ernst & Young Global Limited refuses such submission, the dispute resolution group of a nationally-recognized, independent accounting firm (such accounting firm, the “Accounting Firm”), to provide an audit of the EPSi Business’ books, review the calculation of the Estimated Closing Date Consideration and make any adjustments necessary thereto consistent with the provisions of this Section 2.3, the determination of the Accounting Firm being conclusive and binding on the Parties. In connection with the foregoing, Buyer shall make any relevant books and records available to the Accounting Firm in connection with its services, and all fees and expenses of the Accounting Firm shall be paid by Buyer.

(b)Dispute. Within forty-five (45) days following timely receipt by Allscripts Healthcare of the Final Closing Date Statement (the “Dispute Period”), Allscripts Healthcare shall deliver written notice (a “Dispute Notice”) to Buyer of any disagreement Allscripts Healthcare has with respect to the preparation or content of the Final Closing Date Statement. Such Dispute Notice must describe in reasonable detail the items contained in the Final Closing Date Statement with which Allscripts Healthcare disagrees and, to the extent available, the basis for any such disagreement. If Allscripts Healthcare does not provide Buyer with a Dispute Notice related to the Final Closing Date Statement within the Dispute Period, the Final Closing Date Statement delivered by Buyer pursuant to Section 2.3(a) will be final, conclusive and binding on the Parties. Any item in the Final Closing Date Statement not included in the Dispute Notice shall be final, binding, and conclusive for all purposes hereunder. In the event Allscripts Healthcare provides Buyer with a Dispute Notice, Buyer and Allscripts Healthcare shall negotiate in good faith to resolve all disagreements related thereto. If Buyer and Allscripts Healthcare, notwithstanding such good faith effort, fail to resolve any of the disagreements contained in the Dispute Notice within thirty (30) days after Allscripts

Healthcare provides Buyer with such Dispute Notice, then Buyer and Allscripts Healthcare jointly shall engage the Accounting Firm or such other nationally recognized accounting firm as may be mutually acceptable to Buyer and Allscripts Healthcare to resolve any such disagreement(s).

(c)Method of Dispute Resolution. Allscripts Healthcare and Buyer will enter into a customary engagement agreement with the Accounting Firm and agree to cooperate in good faith with the Accounting Firm during the term of its engagement. Allscripts Healthcare and Buyer shall jointly instruct the Accounting Firm that it: (i) shall review only the unresolved disputed items contained in the Dispute Notice; (ii) shall make its determination based solely upon the written submissions of Allscripts Healthcare and Buyer (i.e., not by independent review), and the terms and conditions of this Agreement, including the definitions set forth herein; (iii) shall render its decision within thirty (30) days after the referral of the dispute to the Accounting Firm for a decision pursuant hereto; and (iv) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. As promptly as practicable following the Accounting Firm’s engagement, Buyer and Allscripts Healthcare shall each prepare and submit a presentation to the Accounting Firm. Following the delivery of the presentations, Buyer and Allscripts Healthcare may each submit a response to the other Party’s presentation. As soon as practicable thereafter, the Accounting Firm shall make its final determination with respect to each disputed item based solely on their respective presentations. Neither Allscripts Healthcare nor Buyer (and none of their respective representatives) shall have any ex parte conversation(s) or meeting(s) with the Accounting Firm without the prior consent of (x) with respect to Allscripts Healthcare, Buyer and (y) with respect to Buyer, Allscripts Healthcare. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer, on the one hand, and Allscripts Healthcare, on the other hand, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of Buyer’s position, 60% of the costs of the Accounting Firm would be borne by Allscripts Healthcare and 40% of the costs would be borne by Buyer. All determinations made by the Accounting Firm shall be final, conclusive and binding on the Parties. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

(d)Access. For purposes of complying with the terms set forth in this Section 2.3, each Party shall promptly and reasonably cooperate with and make reasonably available to the other Parties and their respective representatives all information, records, data and working papers, including reasonable access to its applicable accounting and finance personnel during normal business hours, as may be reasonably requested in connection with the preparation and analysis of the Estimated Closing Date Statement and the Final Closing Date Statement and the resolution of any disagreement related thereto.

(e)Post-Closing Adjustment. Not later than the third (3rd) Business Day after the date on which all of the items on the Final Closing Date Statement are finally determined pursuant to this Section 2.3, Allscripts Healthcare and Buyer shall jointly determine the amount by which the Estimated Closing Date Consideration would have been adjusted pursuant to

Section 2.1 had the Final Closing Date Net Working Capital, as finally determined pursuant to this Section 2.3, been substituted for the Estimated Closing Date Net Working Capital.

(i)If such substitution would have resulted in a Closing Date Consideration that is greater than the Estimated Closing Date Consideration (any such excess, the “Price Increase”), then Buyer shall pay or cause to be paid to Allscripts Healthcare (on behalf of the Sellers) within three (3) Business Days from the date on which the Final Closing Date Statement is finally determined pursuant to this Section 2.3, by wire transfer of immediately available funds, an aggregate amount in cash equal to the Price Increase.

(ii)If such substitution would have resulted in a Closing Date Consideration that is less than the Estimated Closing Date Consideration (such deficit, the “Price Decrease”), then Allscripts Healthcare shall pay or cause to be paid to Buyer, within three (3) Business Days from the date on which the Final Closing Date Statement is finally determined pursuant to this Section 2.3, by wire transfer of immediately available funds, an aggregate amount in cash equal to the Price Decrease.

(iii)If such substitution would have resulted in a Closing Date Consideration equal to the Estimated Closing Date Consideration, then no adjustment shall be made to the consideration payable hereunder pursuant to this Section 2.3.

2.4Withholding

. Sellers and Buyer (as appropriate) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required by applicable Tax Law to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. If any amounts are to be withheld pursuant to the preceding sentence, Buyer shall give prompt notice to such Person and cooperate with such Person in good faith to reduce or mitigate such withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Article III
CLOSING AND DELIVERIES

3.1Closing

. The closing and consummation of the transactions contemplated hereby (the “Closing”) shall take place remotely via electronic transmission of documentation (such as by use of .pdf), on the third (3rd) Business Day following the satisfaction or waiver by the Party entitled to the benefit of such condition of each of the conditions set forth in Article VIII (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or on such other date or at such other time and place or by any such other method as the Parties mutually agree in writing; provided, for accounting purposes, the Closing shall be deemed to have occurred as of 12:01 a.m. EST on the Closing Date (such time, the “Effective Time”). The date on which the Closing occurs is herein referred to as the “Closing Date.” All proceedings to be taken and all documents to be executed and delivered by all the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2Deliveries by Sellers

. At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following items:

(a)a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by each Seller;

(b)a Transition Services Agreement, substantially in the form attached hereto as Exhibit C (the “TSA”), duly executed by Allscripts Healthcare;

(c)an Assignment and Assumption of Lease Agreement, substantially in the form attached hereto as Exhibit D, with respect to each Leased Real Property (collectively, the “Lease Assignments”), duly executed by Allscripts Healthcare;

(d)an Intellectual Property Assignment Agreement, substantially in the form attached hereto as Exhibit E (the “IP Assignment”), duly executed by Allscripts Software;

(e)a certificate (the “Seller Secretary Certificate”) dated as of the Closing Date, duly executed by the Secretary or an Assistant Secretary of each Seller, given by him or her on behalf of such Seller and not in his or her individual capacity, certifying as to the effectiveness of the resolutions of the Governing Body of such Seller authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded;

(f)certificates of the Secretary of State of the State in which each Seller is organized as to the good standing of such Seller in such jurisdiction as of a reasonably recent date;

(g)a certificate of an executive officer of Allscripts Healthcare, dated as of the Closing Date, and given by him or her on behalf of Allscripts Healthcare and not in his or her individual capacity, certifying that the conditions set forth in Sections 8.3(a), 8.3(b), and 8.3(c) have been satisfied (the “Seller Closing Certificate”);

(h)a properly completed and executed IRS Form W-9 from each Seller (each, a “Seller W-9”); and

(i)a certificate, duly completed and executed by each Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations promulgated under the Code, certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

3.3Deliveries by Buyer

. At the Closing, Buyer shall deliver or cause to be delivered to Sellers the following items:

(a)the Estimated Closing Date Consideration;

(b)the Bill of Sale, duly executed by Buyer;

(c)the TSA, duly executed by Buyer;

(d)the Lease Assignments, duly executed by Buyer;

(e)the IP Assignment, duly executed by Buyer;

(f)a certificate (the “Buyer Secretary Certificate”) dated as of the Closing Date, duly executed by the secretary or equivalent officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to the effectiveness of the resolutions of the Governing Body of Buyer authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded;

(g)a certificate of the Secretary of State of the State in which Buyer is organized as to the good standing of Buyer in such jurisdiction as of a reasonably recent date;

(h)a certificate (the “Guarantor Secretary Certificate”) dated as of the Closing Date, duly executed by the secretary or equivalent officer of the Guarantor, given by him or her on behalf of the Guarantor and not in his or her individual capacity, certifying as to the effectiveness of the resolutions of the Governing Body of the Guarantor authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded;

(i)a certificate of the Secretary of State of the State in which the Guarantor is organized as to the good standing of the Guarantor in such jurisdiction as of a reasonably recent date; and

(j)a certificate of an executive officer of Buyer, dated as of the Closing Date, and given by him or her on behalf of Buyer and not in his or her individual capacity, certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied (the “Buyer Closing Certificate”).

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules referenced in this Article IV (collectively, the “Seller Disclosure Schedules”), which shall qualify the corresponding representations and warranties of Sellers set forth in this Article IV (subject in each case to Section 12.16), Sellers, jointly and severally, represent and warrant to and for the benefit of Buyer that the following statements are true as of the date hereof and as of the Closing Date:

4.1Organization and Standing

. Allscripts Healthcare is a limited liability company and is duly formed, validly existing and in good standing under the laws of the State of North Carolina. Allscripts Software is a limited liability company and is duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Seller is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect.

4.2No Brokers

. Except as set forth on Schedule 4.2, no broker, finder or similar agent has been engaged by or on behalf of Sellers, and no Person with which Sellers have had any dealings is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby. Following the Closing, neither Buyer nor any of its Affiliates will have any Liability to any broker, finder or similar agent based on any arrangement made by any Seller or any of its Affiliates.

4.3Authority, Validity and Effect

. Each Seller has all power and authority to (a) carry on its respective business as it pertains to the EPSi Business and to own, lease and operate is properties and assets related to the EPSi Business and (b) enter into and perform its obligations under this Agreement and the other agreements contemplated hereby to which it is a party (the “Seller Documents”) and to consummate the transactions contemplated hereby and thereby, and this Agreement and the Seller Documents have been, or (as applicable) will be as of the Closing, duly executed and delivered by the Seller party thereto pursuant to all necessary authorizations and are (or will be) the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively (i) and (ii) together, the “General Enforceability Exceptions”).

4.4No Conflict; Required Filings and Consents

.

(a)Neither the execution and delivery of this Agreement or the Seller Documents by either Seller, nor the consummation by Sellers of the transactions contemplated hereby or thereby, nor compliance by Sellers with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of such Seller, (ii) except as set forth on Schedule 4.4(a), constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to or material loss of benefit under (in each case, with or without notice or lapse of time or both), any Material Contract, or result in the creation or imposition of a Lien upon the Purchased Assets, in each case, except as would not have a material impact on the EPSi Business or the ability of Sellers to consummate the transactions contemplated by this Agreement, or (iii) subject to receipt of the requisite approvals referred to on Schedule 4.4(b) and the expiration or termination of the waiting period under the HSR Act, to the Sellers’ Knowledge, violate any Order or Law applicable to Sellers or any of their respective properties or assets.

(b)Except as set forth on Schedule 4.4(b) and any filings as may be required under the HSR Act, no Consent is required to be obtained by Sellers in connection with the execution or performance of or the consummation by Sellers of the transactions contemplated by this Agreement and the Seller Documents, other than any Consent which, if not obtained, would not be material to the EPSi Business.

4.5Financial Statements

.

(a)Copies of the following financial statements are attached to Schedule 4.5(a): (i) the unaudited balance sheets of the EPSi Business as of December 31, 2019 and December 31, 2018, (ii) the unaudited balance sheet of the EPSi Business (the “Interim Balance Sheet”) as of June 30, 2020 (the “Balance Sheet Date”), (iii) the unaudited income statements for the EPSi Business for the twelve (12)-month periods ended December 31, 2019 and December 31, 2018 and (iv) the unaudited income statements for the EPSi Business for the six (6)-month period ended June 30, 2020 (the “Interim Income Statement”). The balance sheets and income statements referred to in Sections 4.5(a)(i), (a)(ii), (a)(iii) and (a)(iv) (collectively referred to as the “Financial Statements”) were prepared in accordance with GAAP (except as set forth on Schedule 4.5(a)) and fairly present in all material respects (A) the financial position, condition, assets and liabilities of the EPSi Business as of the dates therein specified and (B) the results of operations of the EPSi Business for the periods indicated therein.

(b)The Financial Statements were derived from (i) the books and records of Parent and (ii) other than with respect to the Interim Balance Sheet and the Interim Income Statement, the audited, consolidated financial statements of Parent for the same year-end periods then ending, which were prepared in accordance with GAAP.

(c)Neither the EPSi Business nor any Seller to the extent related to the Purchased Assets has any Liabilities of the type required by GAAP to be reflected on a balance sheet except (i) Liabilities reflected in the Financial Statements, (ii) Liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business, or (iii) Liabilities arising in connection with the negotiation, documentation and execution of this Agreement and the transactions contemplated hereby.

4.6Taxes

. Except as set forth on Schedule 4.6:

(a)Sellers (i) have timely filed (taking into account available extensions) all material Tax Returns that are required to be filed by it that relate to the EPSi Business, the Purchased Assets, or the Transferring Employees, (ii) paid all Taxes which are due and payable on such Tax Returns, and (iii) paid all material Taxes otherwise due and payable that relate to the EPSi Business, the Purchased Assets, or the Transferring Employees. All such Tax Returns are true, correct and complete in all material respects.

(b)Solely with respect to the EPSi Business, Sellers have withheld all material Taxes from payments to its employees, agents, contractors, and nonresidents and remitted such amounts to the proper Governmental Authority in accordance with applicable Law.

(c)There are no Liens for unpaid Taxes on the Purchased Assets, except for Permitted Liens.

(d)Since the Lookback Date, no claim has been made in writing by a Tax authority in a jurisdiction in which a Seller does not file Tax Returns that such Seller is subject to taxation by that jurisdiction with respect to the EPSi Business or the Purchased Assets.

(e)Since the Lookback Date, Sellers have collected and remitted to the appropriate Taxing jurisdictions all material sales and use Taxes with respect to the EPSi Business.

4.7Title to Personal Property; Sufficiency of Assets

.

(a)A Seller has, and Buyer will acquire pursuant to the transactions contemplated by this Agreement, (in the case of owned personal property) good title to, or (in the case of leased personal property), a valid leasehold interest in all of the Purchased Assets or thereafter acquired by Sellers (to the extent such assets constitute Purchased Assets hereunder), free and clear of all Liens except for Permitted Liens. The Business Employees are the only individuals who are employed by any Seller or any of its Affiliates who devote 50% or more of his or her services to the EPSi Business. No Seller has guaranteed any obligations of the EPSi Business under any letter of credit, bid bond or performance bond.

(b)On the Closing Date (assuming receipt of all Consents relating to the matters set forth in Schedule 4.4(a) or as contemplated by Section 4.4(b)), except (i) for Cash and Cash Equivalents and (ii) as set forth on Schedule 4.7(b), the Purchased Assets will, taking into account the TSA and any Commercially Available Technology, constitute all of the assets (A) necessary to conduct the EPSi Business immediately following the Closing in all material respects as it is presently conducted and (B) Used in the EPSi Business; provided, however, that nothing in this Section 4.7(b) shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of the EPSi Business’ Net Working Capital (or the availability of the same); provided, further, that this Section 4.7(b) shall not be deemed to be breached as a result of any action that any Seller is required or permitted to take pursuant to Section 7.1, or for which Buyer has provided its consent.

(c)The Purchased Assets are in good operating condition (normal wear and tear excepted) and are fit, in all material respects, for use in the Ordinary Course of Business. No Person holds any option, right of first offer, right of refusal or similar right to purchase any Purchased Asset. All of the Purchased Assets have been operated and maintained in accordance with relevant industry standards, in all material respects. Assuming continued maintenance is carried out in accordance with past practice, the Purchased Assets are adequate and available for their current use, except as would not reasonably be expected to be, individually or in the aggregate, material to the EPSi Business.

(d)Except as set forth on Schedule 4.7(d), there are no Shared Contracts (such Shared Contracts, the “Business Shared Contracts”). Schedule 4.7(d)(i) sets forth a complete list of the amount of revenue recognized by the EPSi Business with respect to the Business Shared Contracts in the Financial Statements for the twelve (12)-month periods ended June 30, 2020, December 31, 2019 and December 31, 2018. Schedule 4.7(d)(ii) sets forth a complete list of one-twelfth (1/12th) of the amount of revenue recognized by the EPSi Business with respect to the Business Shared Contracts in the Financial Statements for the twelve (12)-month period ended June 30, 2020.

4.8Real Property

.

(a)Sellers do not own, and have not owned, any real property Used in the EPSi Business.

(b)Schedule 4.8(b) sets forth the address of each Leased Real Property, and a true and complete list of each lease, sublease or other agreement under which a Seller leases, subleases or has rights to use or occupy any Leased Real Property (the “Leases” and, each individually, a “Lease”), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto. True and complete copies of the Leases have been made available to the Buyer.

(c)With respect to each of the Leases: (i) such Lease is legal, binding, enforceable and in full force and effect and a Seller has a valid and subsisting leasehold interest in all the Leased Real Property, free and clear of all Liens, except Permitted Liens; (ii) no Seller is and, to the Sellers’ Knowledge, none of the other counterparties thereto is, in material breach or default under any such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under any such Lease; and (iii) no Seller has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(d)The Leased Real Property identified on Schedule 4.8(b) comprises all of the real property Used in the EPSi Business.

(e)The Leased Real Property has not suffered any material damage by fire or other casualty which has not heretofore been repaired and restored to its condition prior to such damage in all material respects. Neither Seller nor any of its Affiliates has received written notice from any landlord under a Lease claiming that any Seller is in default in its material obligations as tenant under such Lease.

4.9Compliance with Laws

. Except as set forth on Schedule 4.9:

(a)Each Seller is, and since the Lookback Date has been, in compliance in all material respects with all Laws (including Healthcare Laws) and Orders applicable to the EPSi Business.

(b)No Seller has received a written notification from any Governmental Authority since the Lookback Date asserting that such Seller is not in material compliance with any Law (including Healthcare Laws) or Order applicable to the EPSi Business. No Seller is, or since the Lookback Date has been, subject to any Order applicable to the EPSi Business.

4.10Permits

. A Seller possesses, and is in compliance in all material respects with, all terms and conditions of all licenses, approvals, permits, and authorizations of any Governmental Authority necessary to operate the EPSi Business as currently conducted (collectively, “Permits”), except those the absence of which or the failure with which to comply would not reasonably be expected to be material to the EPSi Business. No Seller is in default or violation under any of the Permits, and, to the Sellers’ Knowledge, no event, circumstances or state of facts has occurred which, with notice or the lapse of time or both, would constitute a default of or violation under any of the Permits, except for those defaults or violations that would not reasonably be expected to be material to the EPSi Business. There are no Actions pending or, to the Sellers’ Knowledge, threatened relating to the suspension, revocation or modification of any of the Permits.

4.11Employee Benefit Plans

.

(a)Schedule 4.11(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) all other severance pay, salary continuation, bonus, incentive compensation, stock option, stock purchase, equity incentive, retirement, pension, profit sharing, welfare, fringe benefit, retention, change of control, employment or deferred compensation, fringe benefit, commission, termination and any other benefit or compensation plans, Contracts, programs, funds, or arrangements of any kind that, in each case, are sponsored, maintained or contributed to by Sellers or any of their Affiliates for the benefit of any current or former Business Employee, or with respect to which any Seller has any Liability in respect of any current or former Business Employee, including as a result of an affiliation with an ERISA Affiliate (all of the above being hereinafter individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively).

(b)Copies of the following materials have been delivered or made available to Buyer with respect to each Employee Plan, to the extent applicable: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination, advisory or opinion letters from the Internal Revenue Service (the “IRS”) with respect to any of the Employee Plans, (iii) all current summary plan descriptions and all summaries of material modifications thereto, and the most recent annual reports and summary annual reports with respect to any of the Employee Plans, and (iv) all insurance policies, trust agreements, or other funding arrangements.

(c)Except as would not reasonably be expected to result in any liability to Buyer, each Employee Plan has been maintained, funded, operated, and administered in all material respects in compliance with its terms and any related documents or agreements and with all applicable Laws.

(d)Each Employee Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified (or, in the case of a preapproved plan, is entitled to rely on a favorable opinion or advisory letter issued to the preapproved plan sponsor by the IRS), and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the loss of such tax exemption.

(e)Except as set forth on Schedule 4.11(e), no Seller maintains or contributes to or has any Liability under, or has at any time within the prior six (6) years maintained or had an obligation to contribute to, (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, whether or not subject to ERISA; (ii) a pension plan that is or was subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; or

(iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code; (iv) a plan subject to Title IV of ERISA; or (v) a multiple employer plan, as described in Section 413(c) of ERISA or a plan described in Sections 4063 or 4064 of ERISA.

(f)With respect to each group health plan benefiting any current or former Business Employee that is subject to Section 4980B of the Code, Sellers have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”).

(g)Except as set forth on Schedule 4.11(g), no Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by COBRA for which the recipient pays the entire premium cost.

(h)Except as set forth on Schedule 4.11(h), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement, either alone or in conjunction with any other event, by any Business Employee who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

4.12Material Contracts

.

(a)Set forth on Schedule 4.12(a) is a list of the following Contracts to which any Seller is a party and that relate to the EPSi Business (the Contracts required to be set forth on Schedule 4.12(a), collectively, the “Material Contracts”):

(i)each Contract (A) limiting the right of a Seller to (x) engage in or compete with any Person in any business or in any geographical area or (y) solicit or hire any customer, (B) containing exclusivity or minimum purchase obligations binding on any Seller or (C) containing any “most favored nation” or similar pricing provision binding on any Seller or that contains a right of first refusal, first offer, first negotiation or any other exclusivity, requirements or output provisions, including any Contract that is considered a so called take-or-pay or keep well Contract;

(ii)each (A) collective bargaining Contract or other Contract with any labor union, organization or association and (B) Contract with a professional employer organization, temp agency, employee leasing agency or labor contractor;

(iii)each Contract providing for severance, retention, change in control or other similar payments or benefits for any Business Employee;

(iv)(A) each Contract pertaining to employment arrangements with any Business Employee that provides for annual compensation in excess of $200,000 and which is not terminable on ninety (90) or fewer days’ notice by a Seller without liability for any material penalty or severance payment, and (B) each Contract with any consultant or independent contractor that provides for annual compensation in excess of $200,000 and which is not terminable on ninety

(90) or fewer days’ notice by a Seller without liability for any material penalty or termination payment;

(v)each Contract with any Seller or any Affiliate of a Seller, including any Related Party Agreement;

(vi)each Contract with a Significant Vendor;

(vii)each Contract with a Significant Customer;

(viii)each outstanding statement of work or outstanding purchase order relating to statements of work issued under any Contract referred to in clause (vii) above that involves aggregate payments of over $500,000.

(ix)each Contract with any Governmental Authority;

(x)each Contract that is a settlement or conciliation agreement that imposes any obligations upon the EPSi Business after the date of this Agreement;

(xi)each Contract (or group of related Contracts) requiring any capital commitment or capital expenditure (or series of capital expenditures) by either Seller after the date hereof in an amount in excess of $250,000 individually or $500,000 in the aggregate;

(xii)each Contract pursuant to which any Seller is the lessee of any personal property, which provides for annual payments in excess of $250,000;

(xiii)each Lease;

(xiv)each joint venture Contract or Contract that creates a “partnership” under applicable Law;

(xv)each Contract entered into since the Lookback Date relating to the acquisition or disposition of any business (whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise);

(xvi)each Contract relating to Indebtedness that subjects any Purchased Asset to a Lien;

(xvii)each Contract with respect to Intellectual Property, Software or Information Systems, in each case, (A) that is material to the EPSi Business and (B) that is not otherwise set forth on Schedule 4.12(a);

(xviii)each Contract that is not otherwise set forth on Schedule 4.12(a) (A) continuing over a period of more than one (1) year from the date thereof or (B) with any agents, distributors or representatives, in each case that are not terminable without penalty on thirty (30) days’ notice or less; and

(xix)each Contract with respect to any continuing earn-out or indemnification obligations, entered into outside the Ordinary Course of Business.

(b)Sellers have heretofore made available to Buyer true and correct copies of all Material Contracts, including all amendments and modifications thereto. Each Material Contract is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of one or more Sellers, and, to the Sellers’ Knowledge, of the other parties thereto, subject only to the General Enforceability Exceptions. There is no material breach or default by any Seller or, to the Sellers’ Knowledge, by any third party under any Material Contract, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or would permit termination, modification or acceleration thereof by any party to such Material Contract. No Seller has received written notice of the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of such Seller thereunder.

4.13Legal Proceedings

. Except as set forth on Schedule 4.13, there is, and since the Lookback Date has been, no Action pending or, to the Sellers’ Knowledge, threatened by any Governmental Authority against or involving the EPSi Business that alleges a material violation by either Seller of any Law or Order applicable to the EPSi Business.

4.14Intellectual Property

.

(a)Schedule 4.14(a) contains a list of all Business Intellectual Property owned by Sellers that is the subject of an issued patent or a trademark, copyright or domain name registration or an application for any of the foregoing or that is material to the EPSi Business.

(b)Schedule 4.14(b) contains a list of all Software that is Business Intellectual Property owned or Used by Sellers and that is material to the EPSi Business.

(c)Except as set forth on Schedule 4.14(c), (i) a Seller exclusively (A) owns the entire right, title and interest in and to the Business Intellectual Property listed on Schedule 4.14(a), free and clear of all Liens, except for Permitted Liens; or (B) has a valid contractual right or license to use the same in the conduct of the EPSi Business, and (ii) a Seller either exclusively (A) owns the entire right, title and interest in and to the Software listed on Schedule 4.14(b), free and clear of all Liens, except for Permitted Liens; or (B) has a valid contractual right or license to use the same in the conduct of the EPSi Business except, in each case, as would not reasonably be expected to adversely affect the EPSi Business (taken as a whole) in any material respect.

(d)Except as set forth on Schedule 4.14(d), to the Sellers’ Knowledge: (i) all registrations for Business Intellectual Property identified on Schedule 4.14(a) are valid and in force, and all applications to register Business Intellectual Property so identified are pending and in good standing, all without challenge of any kind; (ii) the Business Intellectual Property (other than with respect to pending applications) is valid and in force; and (iii) no other Person is infringing on any of the Business Intellectual Property.

(e)Except as set forth on Schedule 4.14(e), since the Lookback Date: (i) no infringement by the EPSi Business of any Intellectual Property of any other Person has occurred from the conduct of the EPSi Business; and (ii) no written notice of a claim of any infringement of any Intellectual Property of any other Person has been received by any Seller in respect of the conduct of the EPSi Business.

(f)Except as set forth on Schedule 4.14(f), no Actions are pending or, to the Sellers’ Knowledge, threatened against any Seller with respect to the EPSi Business, which challenges the validity, enforceability or ownership of any Business Intellectual Property, except, in each case, as would not reasonably be expected to adversely affect the EPSi Business (taken as a whole) in any material respect.

(g)The use and distribution of all open source software by the EPSi Business complies in all material respects with all open source licenses applicable thereto (not including attribution notice requirements). The EPSi Business has not incorporated or used open source software in connection with software included in the Business Intellectual Property that is owned by any Seller in a manner that: (i) prohibits or restricts the EPSi Business’ ability to charge a royalty or receive consideration in connection with the sublicensing or distribution of such software (other than the open source software); (ii) requires the distribution or making available of source code for such software to third parties (other than source code for the open source software); (iii) except as specifically permitted by Law, grants any right to any Person or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any such software (other than the open source software); or (iv) requires the licensing of any such software (other than the open source software) for the purpose of making derivative works.

(h)The Business Intellectual Property constitutes all Intellectual Property necessary to conduct the EPSi Business immediately following the Closing in all material respects as it is presently conducted. There exist no restrictions on the disclosure, use, license or transfer of the Business Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Business Intellectual Property.

(i)All current and former managers, members, officers, employees, consultants, contractors and agents of each Seller and any other Person who participated in the creation of, or contributed to, the conception or development of any Business Intellectual Property that is owned or purported to be owned by a Seller have entered into Contracts with a Seller or one of its Subsidiaries whereby such Person is obligated to assign to Seller or one of its Subsidiaries all of such Person’s right, title and interest in and to such Business Intellectual Property or a Seller or one of its Subsidiaries is the owner of such Business Intellectual Property as a matter of Law.

(j)Each Seller takes reasonable measures to protect and maintain the Know-How included in the Business Intellectual Property, including the value of the trade secrets included in the Business Intellectual Property that are owned by a Seller. No Seller is subject to any outstanding Order restricting the use of any of the Business Intellectual Property by any Seller or any of its Subsidiaries.

(k)All Information Systems that are Used in the EPSi Business are reasonably sufficient for the conduct of the EPSi Business as currently conducted. Sellers, in respect of the EPSi Business, use commercially reasonable means to protect the security and integrity of all such Information Systems. Sellers use commercially reasonable efforts to protect such Information Systems from becoming infected by viruses and other malicious code. Sellers maintain, with respect to the EPSi Business, commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with their respective businesses as presently conducted and have at all times acted and currently act in compliance in all material respects therewith. Sellers have taken commercially reasonable steps to provide for the back-up of the Information Systems and to ensure the recovery of data and information stored or contained therein.

4.15Insurance

. Schedule 4.15 sets forth all policies of insurance and all fidelity or surety bonds, in each case, Used in the EPSi Business (the “Insurance Policies”). All Insurance Policies are in full force and effect in all material respects. Except as set forth on Schedule 4.15, and excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no Insurance Policy has been cancelled by the insurer since the Lookback Date. There is not, and since the Lookback Date there has not been, any pending claim that has been denied or rejected by any insurer. Each Insurance Policy is valid and binding and in full force and effect. All premiums with respect to each Insurance Policy covering all current periods have been paid to the extent due. There is no breach or default, and no event has occurred that, with notice or the lapse of time, would constitute a breach or default or permit termination, modification or acceleration under any Insurance Policy. No party to any Insurance Policy has repudiated any provision thereof or providing any notice of cancellation, termination or non-renewal thereof.

4.16Personnel

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(a)With respect to the EPSi Business, no Seller is, or since the Lookback Date has been, a party to or subject to any collective bargaining agreements, and, (i) no labor union, works council or other collective bargaining unit represents or, to Sellers’ Knowledge, claims to represent any of the Business Employees, (ii) no union organizing activities are underway or, to the Sellers’ Knowledge, threatened with respect to the EPSi Business, and (iii) no strike, walkout, lockout, work slowdown, work stoppage or other material labor dispute is underway or, to the Sellers’ Knowledge, threatened.

(b)Solely with respect to the Business Employees, since the Lookback Date, Sellers have not implemented any plant closing, mass layoff, other termination or layoff of employees that could implicate or create any Liabilities for any Seller under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”), and no such plant closing or layoff is currently planned or anticipated.

(c)Schedule 4.16(c) sets forth a true and complete list of (i) all Business Employees or independent contractors employed or otherwise engaged by any Seller primarily or exclusively for and in connection with the EPSi Business and the country and state in which the individual normally works, (ii) the position, date of hire, current annual rate of compensation (or with respect to such employees, consultants or independent contractors compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, commission, and estimated or target annual incentive compensation of each such person, (iii) the exempt or non-exempt classification of such person under the Fair Labor Standards Act, (iv) the visa status of all Business Employees including the type and expiration date, (v) whether any Business Employees are currently on a leave of absence and the expected return to work date, if known, and (vi) the accrued but unused vacation and paid time off as of June 30, 2020 with respect to each Business Employee.

(d)All Business Employees are legally authorized to work in the jurisdiction in which they perform services for any Seller. With respect to Business Employees in the United States, the Sellers have at all times properly completed and retained I-9 forms for all such Business Employees. No Governmental Authority responsible for the enforcement of labor and employment laws has provided notice to any Seller to the effect that it is conducting or intends to conduct an investigation with respect to or relating to any Seller and, to the Sellers’ Knowledge, no such investigation is otherwise pending or threatened.

(e)Except as would not reasonably be expected to result in any Liability to Buyer, each Seller is, and since the Lookback Date has been, in compliance with all Laws pertaining to employment and employment practices to the extent they relate to the Business Employees, including all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, proper classification of employees as exempt or non-exempt, withholdings and wages and hours. Except as would not reasonably be expected to result in any Liability to Buyer, all Business Employees characterized and treated by the Sellers as consultants or independent contractors are and have, since the Lookback Date, been properly treated as independent contractors under all applicable Laws. There are no material Actions with respect to the Business Employees pending, or to the Sellers’ Knowledge, threatened in connection with the Business Employees, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other labor or employment related matter arising under applicable Laws.

(f)Each Seller has paid all wages, salaries, bonuses, commissions, fees, and other compensation due and payable to the Business Employees in the Ordinary Course of Business and all contractors or independent contractors performing services for any of the Sellers pursuant to applicable Law, Contracts or policy.

(g)To the Sellers’ Knowledge, no Business Employee is in violation of any term of any employment Contract, non-competition Contract or any restrictive covenant to a former employer relating to such employee’s employment with such Seller because of the nature of the business conducted or presently proposed to be conducted by Sellers or to the use of trade secrets or proprietary information of others.

4.17Environmental Matters

. Except as set forth on Schedule 4.17: (a) with respect to the EPSi Business each Seller is, and since the Lookback Date has been, in compliance in all material respects with all applicable Environmental Laws, (b) since the Lookback Date, with respect to the EPSi Business, each Seller has timely obtained and maintained in full force and effect all Permits required under applicable Environmental Laws, and is in compliance in all material respects with the respective requirements of such Permits, (c) with respect to the EPSi Business, no Seller has received any written notices, demand letters, or requests for information from any Governmental Authority or other Person and no proceeding is pending or, to the Sellers’ Knowledge, threatened against Sellers indicating that the Leased Real Property may be in violation of, or liable under, any Environmental Law or Permit required under applicable Environmental Laws, (d) no Hazardous Material has been stored, treated, disposed of, released, or transported in violation of or in a manner that may result in liability under any applicable Environmental Law to, from, on or under any property by Sellers with respect to the EPSi Business or as a result of any activity of Sellers with respect to the EPSi Business, (e) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses regarding compliance or noncompliance with any Environmental Law or Permit required under applicable Environmental Laws relating to the activities of the EPSi Business performed on behalf of, or at the request of, either Seller, (f) no underground storage tank has been placed or operated on, in or under any Leased Real Property or as a result of any activity of Sellers with respect to the EPSi Business and (g) with respect to the EPSi Business, no Seller has assumed or provided an indemnity with respect to liability of any other Person under any Environmental Law.

4.18Conduct of Business in Ordinary Course

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(a)Except for the transactions contemplated hereby, and except as set forth on Schedule 4.18(a), since December 31, 2019, (i) Sellers have conducted the EPSi Business in the Ordinary Course of Business (taking into account all COVID-19 Actions set forth on Schedule 4.18(a)), (ii) there has not been a Material Adverse Effect and (iii) there has not been any action that would require Buyer’s written consent if taken during the period from the date of this Agreement until the Closing Date pursuant to Section 7.1.

(b)Schedule 4.18(b)(i) sets forth a true and complete list of each material COVID-19 Effect applicable to the EPSi Business as of the date of this Agreement. Except as set forth on Schedule 4.18(b)(ii), as of the date of this Agreement, there has been no impact on the EPSi Business, the financial results of the EPSi Business or the EPSi Business’ relationships with its customers, suppliers, landlords or Governmental Authorities having jurisdiction over the EPSi Business as a result of COVID-19. To the Sellers’ Knowledge, as of the date of this Agreement, no more than 15% of the Business Employees have been diagnosed with COVID-19. As of the date of this Agreement, except as set forth on Schedule 4.18(b)(iii), all of the Business Employees and consultants and independent contractors of the EPSi Business are actively at work, and there is no remote work policy or travel restriction policy applicable to the EPSi Business. For purposes of this Section 4.18(b), “Sellers’ Knowledge” means the actual knowledge, without any duty to investigate or inquire, of Ralph Keiser, John Gragg, Grant Gordon, Steve Sedlock and Peter Young.

4.19Vendors and Customers

. Set forth on Schedule 4.19 is a complete and correct list of the ten (10) largest vendors (each a “Significant Vendor”) and ten (10) largest customers (each a “Significant Customer”) of the EPSi Business in terms of the dollar volume of payments or receipts, as applicable, during the calendar year ending on December 31, 2019, and for the six (6) month-period ended June 30, 2020. Since January 1, 2020, no Significant Vendor or Significant Customer has provided written notice of its intent, or taken any action, to cancel, or materially alter or decrease the volume of payments or sales, or, to the Sellers’ Knowledge, threatened to do any of the foregoing, with respect to any arrangement with the EPSi Business.

4.20Related Persons Transactions

. Schedule 4.20 sets forth a list of any Contracts (other than an employment or similar Contracts) by and between any Seller with respect to the EPSi Business, on the one hand, and any Affiliate of Sellers or any officer, director or employee (or member of the immediate family thereof) of Sellers or any Affiliate of Sellers, on the other hand (the “Related Party Agreements”).

4.21Data Security & Privacy

. With respect to the EPSi Business, each Seller is in compliance in all material respects with all applicable Privacy and Security Requirements. With respect to the EPSi Business, no Seller has experienced any Security Breaches, and no Seller has received any written notices from any Person regarding such Seller’s non-compliance with Privacy and Security Requirements. With respect to the EPSi Business, each Seller has a valid and legal right to access or use all Personal Information and Confidential Data that is Processed by or on behalf of the EPSi Business in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect the foregoing rights. With respect to the EPSi Business, each Seller has implemented commercially reasonable safeguards to protect Personal Information and Confidential Data under its control.

4.22Healthcare Fraud and Abuse Compliance

. Neither Sellers nor any Representative of Sellers, with respect to the EPSi Business: (a) has, since the Lookback Date, been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid or any other Government Health Care Program; (b) has, since the Lookback Date, been debarred, excluded or suspended from participation in Medicare, Medicaid or any other Government Health Care Program; (c) has, since the Lookback Date, had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (d) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or the U.S. Department of Health and Human Services Office of Inspector General’s List of Excluded Individuals/Entities; or (e) to the Sellers’ Knowledge, is the target or subject of any pending or threatened investigation relating to any Medicare, Medicaid or other Government Health Care Program-related offense.

4.23Warranties

. There is no pending or, to the Sellers’ Knowledge, threatened claim alleging any breach of any express warranty or guaranty made by any Seller or any of its Subsidiaries as to the services provided by the EPSi Business (a “Warranty”). Attached hereto as Schedule 4.23 is Sellers’ standard Warranty used in the EPSi Business.

4.24Receivables

. All Acquired Accounts Receivable are valid and genuine and arose from bona fide transactions in the Ordinary Course of Business. No Person has any Liens, except for Permitted Liens, on any Acquired Accounts Receivable or any part thereof. To the Sellers’ Knowledge, as of the date hereof, there is no pending Action with respect to the validity of any amount of any such receivable.

4.25Anti-Corruption Matters

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(a)There are no unresolved investigations or claims concerning any Liability of any Seller with respect to any Laws prohibiting bribery or corruption of public officials, in each case, related to the EPSi Business. Sellers, with respect to the EPSi Business, are in compliance, and have, since the Lookback Date, complied, with the applicable provisions of Laws relating to anti-money laundering and similar matters. Each Seller has policies and procedures in place that are designed to (i) prevent, detect and deter bribery and corruption in the conduct of the EPSi Business and (ii) achieve compliance by the EPSi Business with all applicable Laws prohibiting bribery and corruption of public officials. No officer, director or employee of any Seller with respect to the EPSi Business is a Governmental Official.

(b)Since the Lookback Date, neither any Seller with respect to the EPSi Business nor, to the Sellers’ Knowledge, any of their respective Representatives, has offered or given, money or thing of value to any Person while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, for the purpose of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the EPSi Business in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the EPSi Business in obtaining or retaining business for, with, or directing business to, any Person.

(c)Since the Lookback Date, there have been no intentionally false or fictitious entries made in the books and records of Sellers with respect to the EPSi Business relating to any illegal payment or secret or unrecorded fund.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Schedules referenced in this Article V (collectively, the “Buyer Disclosure Schedules”), which shall qualify the corresponding representations and warranties of Buyer set forth in this Article V, Buyer represents and warrants to and for the benefit of Sellers that the following statements are true as of the date hereof and as of the Closing Date:

5.1Organization and Standing

. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Illinois and has the requisite corporate power and authority, to conduct its business as presently conducted.

5.2Authorization, Validity and Effect

. Buyer has all requisite power and authority to (a) carry on its business and to own, lease and operate is properties and assets and (b) to enter into and perform its obligations under this Agreement and the other agreements contemplated hereby to which Buyer is a party (the “Buyer Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and the Buyer Documents have been, or (as applicable) will be as of the Closing, duly and validly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

5.3No Conflict; Required Filings and Consents

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(a)Neither the execution and delivery of this Agreement or the Buyer Documents by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions, and perform its obligations, contemplated by this Agreement, or (iii) subject to receipt of the requisite approvals referred to on Schedule 5.3(b) and the expiration or termination of the waiting period under the HSR Act, violate any Order or Law applicable to Buyer or any of its properties or assets.

(b)Other than as set forth on Schedule 5.3(b) and any filings as may be required under the HSR Act, no Consent is required to be obtained by Buyer for the consummation by Buyer of the transactions contemplated by this Agreement.

5.4Legal Proceedings

. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer, and there are no material Orders to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates is bound, that would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.5Financial Capability

. Together with the Guarantor, Buyer has, and will have at the Closing, sufficient immediately available funds to satisfy its obligation to pay (i) all amounts described in Article II, and (ii) all fees and expenses incurred by Buyer in connection with the transactions contemplated hereby. Buyer acknowledges and agrees that its obligations under this Agreement, including its obligations to consummate the Closing, are not contingent upon its receipt of financing of any kind.

5.6No Brokers

. Except as set forth on Schedule 5.6, no broker, finder or similar agent has been engaged by or on behalf of Buyer, and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

5.7Independent Investigation; Acknowledgments; Non-Reliance

. In connection with its investment decision, Buyer and/or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the EPSi

Business as desired by Buyer. The purchase of the Purchased Assets by Buyer and the consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty or omission by, or information from, Sellers or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article IV (as modified by the Schedules), or the Seller Closing Certificate delivered pursuant to this Agreement, and Buyer acknowledges that Sellers expressly disclaim any other representations and warranties. Buyer further acknowledges that none of Sellers or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the EPSI Business or the transactions contemplated by this Agreement not specifically and expressly set forth in Article IV (as modified by the Schedules), or the Seller Closing Certificate delivered pursuant to this Agreement, and none of Sellers or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of any such information, including any data room (including any electronic or “virtual” data room) information provided or made available to Buyer or its representatives, or any other document or information in any form provided or made available to Buyer or its representatives, in connection with the purchase and sale of the Purchased Assets and the transactions contemplated hereby.

5.8Solvency

. After giving effect to the consummation of the transactions contemplated hereby, and assuming (a) the accuracy of the representations and warranties of Sellers contained in this Agreement, and (b) the satisfaction of the conditions to Buyer’s obligation to consummate the Closing in Article VIII, then as of immediately following the Closing, Buyer: (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) will not have unreasonably small capital with which to engage in its business; and (iii) will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the EPSi Business.

Article VI
REPRESENTATIONS AND WARRANTIES OF the guarantor

Except as set forth in the Schedules referenced in this Article VI (collectively, the “Guarantor Disclosure Schedules”), which shall qualify the corresponding representations and warranties of the Guarantor set forth in this Article VI, the Guarantor represents and warrants to and for the benefit of Sellers that the following statements are true as of the date hereof and as of the Closing Date:

6.1Organization and Standing

. The Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority, to conduct its business as presently conducted.

6.2Authorization, Validity and Effect

. The Guarantor has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other agreements contemplated hereby to which the Guarantor is a party (the “Guarantor Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Guarantor Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Guarantor. This Agreement and the Guarantor Documents have been, or (as applicable) will be as of the Closing, duly and validly executed and delivered by the Guarantor and constitute the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

6.3No Conflict; Required Filings and Consents

. Neither the execution and delivery of this Agreement or the Guarantor Documents by the Guarantor, nor the consummation by the Guarantor of the transactions contemplated hereby or thereby, nor compliance by the Guarantor with any of the provisions hereof or thereof, will (a) conflict with or result in a breach of any provisions of any Organizational Document of the Guarantor, (b) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of the Guarantor or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, reasonably be expected to materially and adversely affect the ability of the Guarantor to consummate the transactions, and perform its obligations, contemplated by this Agreement, or (c) violate any Order or Law applicable to the Guarantor or any of its properties or assets.

6.4Legal Proceedings

. There are no Actions pending or, to the Guarantor’s knowledge, threatened against the Guarantor, and there are no material Orders to which the Guarantor or any of its Affiliates is a party or by which the Guarantor or any of its Affiliates is bound, that would adversely affect the Guarantor’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.5Financial Capability

. The Guarantor has, and will have at the Closing, sufficient immediately available funds to satisfy the Obligations.

Article VII
COVENANTS AND AGREEMENTS

7.1Interim Operations

. Between the date of this Agreement and the Closing or the earlier termination of this Agreement in accordance with Article IX, except for any COVID-19 Actions set forth on Schedule 4.18(a) and except as set forth on Schedule 7.1, or as expressly permitted by this Agreement, unless Buyer has previously consented in writing (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Sellers will (i) conduct the operation of the EPSi Business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to preserve present relationships with suppliers and customers having business dealings with the EPSi Business. Without limiting the foregoing, between the date of this Agreement and the Closing or the earlier termination of this Agreement in accordance with Article IX, except as set forth on Schedule 7.1 or as expressly permitted by this Agreement, unless Buyer has previously consented in writing (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law or the COVID-19 Actions, Sellers shall not do any of the following (to the extent related to the EPSi Business or to the extent the EPSi Business is affected):

(a)(i) except in the Ordinary Course of Business, transfer, lease, acquire or dispose of, any non-de minimis property or assets that would otherwise constitute Purchased Assets, (ii) mortgage or encumber, or subject to any Lien (other than Permitted Liens), any property or assets that would constitute Purchased Assets, or (iii) cancel any debts owed to or claims held by Sellers with respect to the EPSi Business;

(b)other than in the Ordinary Course of Business, enter into, amend, modify, renew, accelerate, cancel, grant any waiver or release under, or assign any rights or claims under, or terminate any Material Contract;

(c)other than in the Ordinary Course of Business, enter into, adopt, amend, terminate, or increase the amount of benefits or compensation (including any bonus) due under, any Employee Plan or other benefit or compensation plan, program, Contract, or arrangement applicable to the Business Employees, including any agreement relating to the compensation or severance of any Business Employee other than in the Ordinary Course of Business, except to the extent required by Law or any existing Contracts or Employee Plans in effect on the date hereof;

(d)make any change to EPSi Business’ accounting methods, principles or practices, except as may be required by GAAP or changes in Law occurring between the date of this Agreement and the Closing;

(e)(i) initiate any Action or (ii) enter into any settlements or compromises of any Actions, if such settlements or compromises would involve the imposition of any restrictions upon the EPSi Business or Buyer;

(f)(i) fail to make any capital expenditures (A) to be made in the Ordinary Course of Business or (B) required to maintain the operation of the EPSi Business in the Ordinary Course of Business; or (ii) commit to make or make any capital expenditures in an amount greater than $250,000 individually or $500,000 in the aggregate that would be payable following the Closing;

(g)effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting any site of employment or facility of the EPSi Business;

(h)(i) make any loans, advances or capital contributions to, or investments in, or acquire any equity interests in, any other Person, (ii) incur, assume or guarantee any indebtedness for borrowed money, or (iii) acquire any interest in real property;

(i)amend, permit to lapse or fail to continue in full force and effect without material modification any of the Insurance Policies;

(j)fail to perform in all material respects all of its material obligations under all Material Contracts;

(k)enter into, renew, cancel, terminate or make any amendment to any Lease;

(l)agree to take any of the actions described in the foregoing sub-clauses of this Section 7.1; or

(m)solicit, encourage or induce or attempt to solicit, encourage or induce any of the Business Employees party to the Restrictive Covenant Agreements to terminate, revoke or rescind such Restrictive Covenant Agreement.

7.2Reasonable Access; Confidentiality

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(a)From the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with Article IX, and subject to applicable Law, Sellers shall give Buyer, its Affiliates, its financing sources, its insurance underwriters and their respective representatives, upon reasonable prior written notice to Allscripts Healthcare, reasonable access, during normal business hours, to the officers, employees, agents, assets, properties, books, records and agreements of the EPSi Business. Buyer hereby acknowledges and agrees that any investigation pursuant to this Section 7.2(a) shall be conducted in such a manner as not to interfere unreasonably with the operations of Sellers.

(b)From the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with Article IX, except as contemplated hereby, Buyer shall not, without the prior written consent of Allscripts Healthcare, contact, in any manner, any customers, suppliers, vendors or employees of the EPSi Business to the extent related to any matters relating to this Agreement or the transactions contemplated hereby.

(c)Any information provided to or obtained by Buyer pursuant to Section 7.2(a) and Section 7.2(b) above will be subject to both (i) the letter agreement, dated May 29, 2020, between Allscripts Healthcare Solutions, Inc. (on behalf of Sellers) and Guarantor (the “Confidentiality Agreement”) and (ii) the “Clean Room” Confidentiality Agreement, dated July 2, 2020, between Allscripts Healthcare and Guarantor (the “Clean Room Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement and the Clean Room Agreement.

(d)Buyer shall be bound by and comply with the provisions set forth in the Confidentiality Agreement and the Clean Room Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference; provided that, the Confidentiality Agreement and the Clean Room Agreement shall terminate and be of no further force or effect upon consummation of the Closing.

7.3Publicity

. No Party or any of their Affiliates or representatives will issue any press release or otherwise make any public statements with respect to the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of (a) with respect to such releases or statements by Buyer, Allscripts Healthcare or (b) with respect to such releases or statements by Sellers, Buyer, except as such release or statement may be required by applicable Law, including the rules or regulations of the U.S. Securities and Exchange Commission (the “SEC”) or any U.S. or non-U.S. securities exchange, in which case Sellers or Buyer will use their commercially reasonable efforts to allow the other Party reasonable time to comment on such release or statement in advance of such issuance and will consider in good faith the advice of such other Party with respect thereto. Each Party further acknowledges and agrees that Buyer, Guarantor, Parent and Sellers may disclose the terms and existence of this Agreement (i) to comply with any SEC disclosure obligations or (ii) in any public announcement or other public communication that is consistent with information disclosed in any other public statement or other public communication that was previously made or issued in compliance with the terms of this Section 7.3. Notwithstanding the foregoing, each Party will be allowed to disclose the terms of this Agreement and the transactions contemplated hereby to authorized representatives (including auditors and attorneys) and employees of such Person that reasonably need to know such information.

7.4Commercially Reasonable Efforts; Cooperation

. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use good faith commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (a) obtaining all of the Consents and the making of all filings and the taking of all steps as may be necessary to obtain a Consent from, or to avoid an Action by, any Governmental Authority, (b) obtaining the necessary Consents from third parties, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. The “commercially reasonable efforts” of Sellers and Buyer shall not require Sellers, Buyer, or any of their Affiliates, to pay any material amounts to third parties to obtain such Consent or to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person or, with respect to Sellers, to provide financing to Buyer for the completion of the transactions contemplated hereunder. Notwithstanding anything herein to the contrary, Section 7.6 shall control with respect to the matters set forth therein (including all HSR Act and other Antitrust Law matters), and to the extent there is any conflict between this Section 7.4 and Section 7.6, Section 7.6 shall control in all respects.

7.5Restrictive Covenants

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(a)From the Closing until the four-year anniversary of the Closing Date (the “Restricted Period”), Sellers will not, and Sellers shall cause their respective Affiliates not to, solicit, recruit, encourage or induce or attempt to solicit, recruit, encourage or induce any of the Persons set forth on Schedule 7.5(a) (collectively, the “Senior Individuals”) to leave the service of Buyer. During the Restricted Period, Sellers will not, and Sellers shall cause their respective Affiliates not to, hire, employ, engage or attempt to hire, employ or engage any of the Senior Individuals (whether as an employee, consultant, agent, independent contractor, representative or otherwise).

(b)During the Restricted Period, Sellers will not, and Sellers shall cause their respective Affiliates not to, undertake, participate in or carry on or be engaged in, or in any other manner advise or knowingly assist any other Person in connection with the operation of, any Competing Business anywhere in Asia, Australia, Europe, North America or South America. “Competing Business” means any business that provides software offerings competitive to the software offerings set forth on Schedule 7.5(b)(i); provided, however, in no event shall “Competing Business” include any other activities or other business that Sellers or any of their respective Affiliates participates in or engages in as of the date hereof.

(c)Except as contemplated by this Agreement or any Seller Document, Sellers will not use any Business Confidential Information or Trade Secrets or disclose any Business Confidential Information or Trade Secrets to any Person, without the prior written consent of Buyer. With respect to the Business Confidential Information, the obligations of Sellers will continue until the end of the Restricted Period. With respect to Trade Secrets, the obligations of Sellers will continue for as long as the applicable information continues to constitute a Trade Secret as defined in this Agreement. Nothing in this Agreement will diminish the rights of Buyer or its Affiliates regarding the protection of Trade Secrets and other intellectual property pursuant to Law.

(d)Notwithstanding anything in this Section 7.5, Sellers and their respective Affiliates shall not be prohibited from or restricted in any way with respect to: (i) advertising job openings by use of third party recruiters, newspapers, magazines, the Internet, social media or any other media, so long as such efforts are not specifically directed at any Senior Individual, or result in the hiring of any such Senior Individual; (ii) hiring or soliciting any Senior Individual who has been terminated by, or has terminated employment with, Buyer or any Affiliate thereof for more than six (6) months, so long as there was no solicitation by such Seller or its Affiliates prior thereto; (iii) continuing to engage in any business that any Seller or any of their respective Affiliates engages in as of the date of this Agreement (other than the EPSi Business); (iv) integrating any products, services or solutions of any Competing Business with or into any products, services or solutions of Sellers or their respective Affiliates and any remote hosting thereof, so long as the primary purpose of such integration is not to engage in the Competing Business; (v) referring without remuneration any clients of Sellers or their respective Affiliates to any Competing Business; (vi) holding, as a passive investment, not more than ten percent (10%) of the outstanding voting securities of any company (whether public or private) that is primarily engaged in a Competing Business; (vii) acquiring, and following such acquisition, actively engaging in any business that has a subsidiary, division, group, franchise or segment that is engaged in any Competing Business, so long as for the most recent fiscal year ending prior to the date of such acquisition, the revenues derived from the Competing Business were less than the lesser of ten percent (10%) of the total consolidated revenues of the acquired business and $10,000,000; or (viii) fulfilling their respective obligations under this Agreement or any other Seller Document.

(e)Sellers acknowledge that their obligations under this Section 7.5 are reasonable in the context of the nature of the EPSi Business and the competitive injuries likely to be sustained by Buyer if any Seller or any of its Affiliates were to violate such obligations. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.5 is invalid or unenforceable, the Parties agree that it is their intention that the court making the determination of invalidity or unenforceability will reduce the scope, duration or area of the term or provision, delete specific words or phrases or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7.6Antitrust and Other Closing Matters

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(a)Each of Allscripts Healthcare and Buyer agrees to file all appropriate notifications and filings pursuant to the HSR Act or any other applicable Antitrust Law with respect to the transactions contemplated by this Agreement in the most expeditious manner practicable, but in any event within five (5) Business Days after the date hereof and to respond promptly to any request for additional information and documentary material that may be issued to such Party by the relevant Governmental Authorities in connection with the HSR Act or any other applicable Antitrust Law. Each of Allscripts Healthcare and Buyer agrees to use its good faith commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act or any other applicable Antitrust Law. No Party shall take any action or step to extend, delay, or prevent the expiration or termination of any applicable waiting period under the HSR Act or other Antitrust Law without the express advance written consent of the other Parties. Notwithstanding any provision herein to the contrary, Buyer and each Seller agree to use reasonable best efforts to take, and to cause its Affiliates to take, any and all steps necessary to avoid or eliminate as soon as possible each and every impediment under the HSR Act or any other applicable Antitrust Law that may be asserted by any Governmental Authority or third party including (X) using commercially reasonable efforts to respond to any request for additional information or documentary material from any United States or foreign antitrust Governmental Authority and (Y) using commercially reasonable efforts to respond to any second request from any United States or foreign antitrust Governmental Authority; provided, however, Buyer, Guarantor, Parent and Sellers shall not be required to, and in the case of the Purchased Assets, no Seller shall without prior consent of Buyer, commit to and/or effect, by consent decree, hold separate order or otherwise, the sale or disposition of any assets, securities, facilities or other properties, the licensing of any intellectual property, or any other structural or conduct relief, in order to facilitate the expiration or termination of the HSR Act waiting period or otherwise obtain all applicable merger control clearances under the HSR Act or any other applicable Antitrust Law requirements; and provided, further, neither Buyer nor Guarantor shall have any obligation to litigate or contest any Action or Order seeking to enjoin, restraint, or prohibit the consummation of the transaction contemplated by this Agreement. Buyer shall pay the filing fees associated with all filings under the HSR Act and any other applicable Antitrust Law. Allscripts and Buyer shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the Antitrust Laws. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any antitrust Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Authority, gives the other Party the reasonable opportunity to attend and participate. Allscripts Healthcare and Buyer will supply each other with (i) in advance of submission and with a reasonable opportunity for review and comment thereon, a draft of any contemplated substantive communication with an antitrust Governmental

Authority relating to the transactions contemplated hereby, and (ii) copies of all substantive correspondence, filings or communications with antitrust Governmental Authorities with respect to the transactions contemplated by this Agreement; provided, however, that to extent any of the documents or information are commercially or competitively sensitive, Allscripts Healthcare or Buyer, as the case may be, may satisfy its obligations by providing such documents or information to the other Party’s outside antitrust counsel, with the understanding and agreement that such antitrust counsel shall not share such documents and information with its client.

(b)No Party will enter into any transaction, or any contractual arrangement or other agreement, whether oral or written, to effect any transaction (including any merger or acquisition) that could reasonably be expected to make it materially more difficult, or to materially increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act or any other applicable Antitrust Law, (ii) avoid the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order or decree that would materially delay or prevent the consummation of the transactions contemplated by this Agreement or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

7.7Retained Names and Marks

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(a)Buyer agrees and acknowledges that, except as set forth in this Section 7.7, nothing herein grants Buyer or its Affiliates any rights in any registered or unregistered Trademarks incorporating the word “Allscripts” or any of the words, marks, corporate symbols, acronyms or logos of Sellers and their respective Affiliates (except as included in the Purchased Assets) or any derivation thereof (collectively, the “Seller Marks”). Except as set forth in Section 7.7(b), Buyer shall not, and shall cause its Affiliates not to, use the Seller Marks in connection with the EPSi Business or for any other purpose following the Closing.

(b)Effective as of the Closing and until the three (3) month anniversary of the Closing Date (the “Marks Transition Period”), Sellers and their respective Affiliates hereby grant to Buyer and its Affiliates a worldwide, non-exclusive, royalty-free license to use the Seller Marks in connection with the operation of the EPSi Business, including on websites and materials such as signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards and product packaging. Promptly following the Closing (and in any event prior to the expiration of the Marks Transition Period), Buyer shall effect the elimination of any use of the Seller Marks in the EPSi Business, including by removing the Seller Marks from the EPSi Business’ respective signage, stationary, purchase orders, invoices, labels, packaging, business cards, equipment, machinery and advertising materials; provided, however, that with respect to paper goods and other similar inventory items, Buyer shall be permitted to use any such amounts of materials existing at the Closing until they are depleted.

7.8Non-Assignable Assets

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(a)Notwithstanding anything to the contrary in this Agreement, but subject to the provisions of this Section 7.8(a) and Section 7.13, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the Consent of a Person who is not a Party or an Affiliate of a Party (including any Governmental Authority), and such Consent shall not have been obtained prior to the Closing Date, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery. Following the Closing Date, Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required Consent or any release, substitution or amendment required to novate all Liabilities under any and all Purchased Assets or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such Liabilities from and after the Closing Date; provided, however, that this Section 7.8(a) shall not be deemed to require Sellers or Buyer to pay any material consideration therefor or institute any Action. Once such Consent or any release, substitution or amendment is obtained, the applicable Seller shall assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such Consent or any release, substitution or amendment relates for no additional consideration.

(b)To the extent that any Purchased Asset or Assumed Liability cannot be transferred to or assumed by Buyer following the Closing Date pursuant to Section 2.1, Sellers and Buyer shall enter into such arrangements (such as subleasing, sublicensing or subcontracting, or through the TSA) to provide to the Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Buyer as of the Closing Date or as reasonably requested by Buyer under which (i) Buyer would receive the rights and benefits of ownership of such Purchased Assets, including the net profits from the operation or subsequent sale of such Purchased Assets, and including the right to manage and control such Purchased Assets and (ii) Sellers and their Affiliates would enforce for the benefit of Buyer against a third party associated with such Purchased Assets and Assumed Liabilities, claim, right or benefit. Buyer shall, as agent or subcontractor for Sellers, pay, perform and discharge fully the Liabilities of Sellers thereunder from and after the Closing Date, including completing the work or providing the goods and services contemplated thereunder, and bearing all Taxes with respect thereto or arising therefrom. Buyer shall promptly reimburse the reasonable costs and expenses of Sellers and their Affiliates related to compliance with this Section 7.8(b). To the extent permitted under applicable Law, Sellers shall, at Buyer’s sole expense, hold in trust for and pay to Buyer promptly (but in any event no later than ten (10) Business Days) upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Sellers to the extent related to such Purchased Asset in connection with the arrangements under this Section 7.8(b), including all cash received from customers of the EPSi Business.

7.9Wrong Pockets

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(a)From and after the Closing, if any Seller or any of their respective Affiliates receives or collects any funds relating to any Purchased Asset, such Seller or such

Affiliate shall remit such funds to Buyer within twenty (20) Business Days after its receipt thereof.

(b)From and after the Closing, if Buyer or any of its Affiliates receives or collects any funds that are not a Purchased Asset and are otherwise due to Sellers or any of their Affiliates, Buyer or such Affiliate shall remit such funds to Allscripts Healthcare within twenty (20) Business Days after its receipt thereof.

(c)If, at any time after the Closing, any asset held by Buyer or its Affiliates is ultimately determined to be an Excluded Asset or Buyer or any of its Affiliates is found to be subject to a Excluded Liability, then, at Sellers’ expense, (i) Buyer shall return or transfer and convey (without further consideration) to the appropriate Seller or the appropriate Affiliate of Sellers such Excluded Asset or Excluded Liability; (ii) the appropriate Seller or its appropriate Affiliate shall assume (without further consideration) such Excluded Liability; and (iii) Sellers and Buyer shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Excluded Liability back to the appropriate Seller or its appropriate Affiliate, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

(d)If, at any time after the Closing, any asset held by a Seller or its Affiliates is ultimately determined to be a Purchased Asset or a Seller or any of its Affiliates is found to be subject to an Assumed Liability, then, at Buyer’s expense, (i) such Seller shall return or transfer and convey (without further consideration) to Buyer or the appropriate Affiliate such Purchased Asset or Assumed Liability; (ii) Buyer or its appropriate Affiliate shall assume (without further consideration) such Assumed Liability; and (iii) Sellers and Buyer shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Purchased Asset or Assumed Liability back to Buyer or its appropriate Affiliate, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

7.10Post-Closing Access

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(a)From and after the Closing Date, Buyer shall afford promptly to Allscripts Healthcare and its designees and representatives, reasonable access to the Business Records and the Transferring Employees to the extent necessary for legitimate and reasonable business purposes of Allscripts Healthcare and its Affiliates relating to any Seller Document or related to any period ending on or before the Closing Date (at Allscripts Healthcare’s sole cost and expense); provided that any such access by Allscripts Healthcare shall be during normal business hours on reasonable notice and shall not otherwise unreasonably interfere with the conduct of the EPSi Business by Buyer. Unless otherwise consented to in writing by Allscripts Healthcare, Buyer shall not, for a period of seven (7) years after the Closing Date, destroy, alter or otherwise dispose of any of the Business Records without first offering to surrender to Allscripts Healthcare such Business Records or any portion thereof which Buyer may intend to destroy, alter or otherwise dispose of. Sellers will hold in confidence all Confidential Information obtained from Buyer or any of its Affiliates in accordance with Section 7.5(c).

(b)From and after the Closing Date, Sellers shall afford promptly to Buyer and its designees and representatives reasonable access to the books and records (including accountants’ work papers) of Sellers to the extent necessary for legitimate and reasonable business purposes of Buyer and its Affiliates to the extent related to the EPSi Business prior to the Closing Date (at Buyer’s sole cost and expense) (the “Retained Records”); provided that any such access by Buyer shall be during normal business hours on reasonable notice and shall not otherwise unreasonably interfere with the conduct of the businesses of Sellers. Unless otherwise consented to in writing by Buyer, Sellers shall not, for a period of seven (7) years after the Closing Date, destroy, alter or otherwise dispose of any of the Retained Records without first offering to surrender to Buyer such Retained Records or any portion thereof which such Seller may intend to destroy, alter or otherwise dispose of. Buyer will not use any Confidential Information obtained from Sellers or any of their Affiliates pursuant to this Section 7.10(b) or disclose any of such Confidential Information to any Person, without the prior written consent of Sellers. The obligations of Buyer with respect to such Confidential Information will survive for two (2) years from the date of disclosure of such Confidential Information to Buyer pursuant to this Section 7.10(b).

(c)Each Party may restrict the foregoing access to the extent that (i) applicable Law requires such Party or any of its Affiliates to restrict or prohibit such access or the provision of such information, (ii) providing such access or information would breach a confidentiality or other obligation to a third party, or (iii) providing such access or disclosure of any such information would reasonably be expected to result in the loss or waiver of the attorney-client or other applicable privilege or protection.

7.11Employee Matters

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(a)Offers of Employment. Not later than fifteen (15) days prior to the Closing Date, Buyer shall or shall cause an Affiliate of Buyer to make an offer of employment to each Business Employee listed on Schedule 7.11(a). Such offers of employment shall be effective as of, and contingent upon, the Closing. Each such offer of employment shall be consistent with the requirements of this Section 7.11. Business Employees who accept such offer of employment from Buyer or any of its Affiliates shall collectively be referred to as the “Transferring Employees.” Upon acceptance, such offers of employment for each Transferring Employee will supersede any prior agreements regarding the terms and conditions of employment as in effect prior to the Closing.

(b)Transferring Employee Compensation. Buyer agrees that, for a period of one year following the Closing (or, if earlier, until the date of termination of the relevant employee), each Transferring Employee shall be eligible to receive (i) base compensation (other than incentive compensation, equity or equity-based compensation) that is the same or greater than the base compensation (other than incentive compensation, equity or equity-based compensation) provided to the Transferring Employee immediately prior to the date hereof and (ii) employee benefits that are substantially similar in the aggregate to the employee benefits provided to similarly situated employees of Buyer. Buyer shall use commercially reasonable efforts to ensure that any employee benefit plans or programs it makes available to the Transferring Employees from and after the Closing Date credit employment with any Seller (or an Affiliate thereof) prior to the Closing Date as employment with Buyer for purposes of eligibility and vesting (including the satisfaction of any waiting periods under any welfare benefit plans maintained by Buyer (the “Buyer Welfare Plans”)) and, for purposes of any paid vacation plan or policy (other than credit for accrued paid time off) it adopts with respect to or makes available to the Transferring Employees, for purposes of accrual of paid vacation after the Closing Date, in each case to the same extent that such employment with any Seller (or an Affiliate thereof) prior to the Closing Date was recognized for such purpose under the corresponding Employee Plan. Buyer shall use commercially reasonable efforts to ensure that in the plan year in which the Closing occurs, no pre-existing condition limitations, exclusions or waiting periods applicable with respect to medical benefits under the Buyer Welfare Plans will apply to Transferring Employees to the extent that such limitations, exclusions or waiting periods did not apply to or had been satisfied by such Transferring Employee under the corresponding Employee Plan providing medical benefits as of the Closing Date. The Buyer Welfare Plans that are medical benefit plans in which a Transferring Employee participates after the Closing Date will use commercially reasonable efforts to recognize, for purposes of satisfying any deductible, co-pays and out-of-pocket maximums during the plan year in which the Closing Date occurs, any payment made by such Transferring Employee in such plan year prior to the Closing Date toward deductibles, co-pays and out-of-pocket maximums in any corresponding Employee Plan. Each Seller shall and shall cause its Affiliates to pay out all accrued but unused vacation with respect to the Transferring Employees as of the Closing Date. Buyer shall use commercially reasonable efforts to ensure that Buyer’s plan that includes a cash or deferred arrangement pursuant to Section 401(k) of the Code shall accept “direct rollovers” (within the meaning of Section 401(a)(31) of the Code) of distributions from the corresponding Employee Plans, including the amount of any unpaid balance of any participant loan made under such Employee Plan, if such rollovers are elected by any Transferring Employee.

(c)No Guaranteed Employment. Nothing in this Section 7.11, whether express or implied, shall: (i) confer upon any Transferring Employee or other Person any rights or remedies, including any right to employment or continued employment for any period or any terms or conditions of employment, or any third-party beneficiary rights hereunder; (ii) be interpreted to prevent or restrict Buyer or its Affiliates from modifying or terminating the employment or terms of employment of any Transferring Employee, including the amendment or termination of any benefit or compensation plan, program, policy, Contract, agreement or arrangement, after the Closing; or (iii) be treated as an establishment or an amendment or other modification of any Employee Plan or other compensation or benefit plan, program, policy, Contract, agreement or arrangement.

7.12Intercompany Accounts

. Each Seller shall take (or cause one or more of its Affiliates to take) such action as is necessary, advisable or desirable to settle, effective as of, or prior to, the Closing Date, all intercompany accounts with respect to the EPSi Business. Effective as of immediately prior to the Closing, all Related Party Agreements shall be terminated as of or prior to the Closing Date without any further Liability or obligation thereunder and without Liability to Buyer and shall be of no further force and effect after the Closing.

7.13Shared Contracts

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(a)Within ten (10) days after the execution of this Agreement, Allscripts Healthcare shall provide Buyer with a list indicating which of the Business Shared Contracts may be split and assigned in part to Buyer or replicated for the benefit of Buyer pursuant to its terms, without the consent of the counterparty thereto or other conditions, including the payment of a transfer or other fee (the “Assignable Shared Contracts”). Each Assignable Shared Contract shall thereafter be deemed (to the extent of the split or replication with respect to the portion of such Non-Assignable Shared Contract that relates to the EPSi Business) to be an Assigned Contract hereunder and Sellers shall split and partially assign (or cause to be split and partially assigned) to Buyer, or have or cause to be replicated, for the benefit of Buyer as of the Closing Date such Contract in accordance with its terms.

(b)With respect to each Business Shared Contract that is not an Assignable Shared Contract (the “Non-Assignable Shared Contracts”), each Party shall use commercially reasonable efforts to cause the counterparty to each such Non-Assignable Shared Contract to consent to the split and partial assignment or replication of such Non-Assignable Shared Contract to Buyer (with respect to the portion of such Non-Assignable Shared Contract that relates to the EPSi Business), or to otherwise enter into a new Contract with Buyer on substantially the same terms as exist under the applicable Business Shared Contract as of the Closing Date. Each such Non-Assignable Shared Contract for which the Parties have received consent to the split and partial assignment or replication shall thereafter be deemed (to the extent of the split or replication with respect to the portion of such Non-Assignable Shared Contract that relates to the EPSi Business) to be an Assigned Contract hereunder and the applicable Seller shall split and partially assign (or cause to be split and partially assigned) to Buyer, or have or cause to be replicated, as of the Closing Date such Contract in accordance with its terms. Notwithstanding the foregoing, Sellers and their Affiliates shall not be required to split and partially assign to Buyer or have replicated any of the Non-Assignable Shared Contracts for which consent has not been obtained. To the extent any counterparty under a Non-Assignable Shared Contract requires the payment of a transfer or other fee for the split and partial assignment or replication of such Shared Contract, Allscripts Healthcare and Buyer shall each pay one half of any such fee that is reasonably required. With respect to any Non-Assignable Shared Contract, until the earlier of (i) the date that such Non-Assignable Shared Contract becomes an Assigned Contract pursuant to this Section 7.8(b) and (ii) the then-remaining term of such Non-Assignable Shared Contract, (A) Sellers and their Affiliates shall pay to Buyer, on a monthly basis, the amount set forth on Schedule 4.7(d)(ii) with respect to such Non-Assignable Shared Contract with respect to the EPSi Business and (B) Buyer agrees to, or to cause its Affiliates to, perform under such Non-Assignable Shared Contract to the extent related to the EPSi Business and to the extent required to be performed after the Closing, in each case in accordance with its terms. For clarity, the obligation set forth in the immediately preceding sentence shall not be subject to any deductible or cap, notwithstanding the provisions of Article X.

(c)As to any Non-Assignable Shared Contract for which the Parties have not received consent, the Parties agree to cooperate in good faith to take such actions as are reasonably necessary to avoid any breach or violation by a Party as a result of any failure to obtain any required consent. Until any such consent or new Contract is obtained, such Non-Assignable Shared Contract shall be subject to Section 7.8(b). If and when such consents or approvals are obtained or such other required actions have been taken, the split and partial assignment, or replication, of such Non-Assignable Shared Contract will be effected in accordance with Section 7.13(b).

7.14Transfer of Business Intellectual Property

. Prior to the Closing, each Seller shall take (or cause a one of its Subsidiaries to take) all actions necessary to properly record the registered and applied for Business Intellectual Property with the applicable intellectual property office to correct any and all chain-of-title errors and to formally identify the registered and applied for Business Intellectual Property in the name of the correct legal entity owner for such registered or applied for Business Intellectual Property; to the extent such action is not completed prior to the Closing, each Seller’s obligations pursuant to this Section 7.14 shall nevertheless continue until fully satisfied. Buyer shall be responsible for preparing and filing all instruments and documents necessary to effect the assignment of the Business Intellectual Property to Buyer and its Affiliates.

7.15Insurance

. With respect to any claim, occurrence or loss that occurred or existed prior to the Closing Date and may be covered under Insurance Policies, and Buyer requests, pursuant to written notice, that a Seller or its applicable Affiliate submit a claim under such Insurance Policy, such Seller shall, or shall cause its applicable Affiliate to, at Buyer’s expense, submit such claim as so instructed, use commercially reasonable efforts to resolve any such claim or collect any claim amounts requested thereunder, and cause any proceeds payable under Insurance Policies to cover a Loss that exceeds the applicable insurance deductible to be collected and paid to Buyer or, if applicable, any third-party claimant.

7.16Interim Financials

. As promptly as practicable following each calendar month prior to the Closing Date, Sellers shall make available to Buyer periodic financial reports in the form that it customarily prepares for its internal purposes concerning the EPSi Business and, if available, unaudited statements of the EPSi Business as of the last day of each calendar month and statements of income of such entity for the period then ended. Sellers covenant that such interim statements (a) will present fairly the financial condition of the EPSi Business and the related results of its operations for the respective periods then ended and (b) will be prepared on a basis consistent with prior interim periods.

7.17No Solicitation of Transactions

. Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, through any Representative of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations or discussions of any type, directly or indirectly, or enter into a confidentiality Contract, letter of intent or purchase Contract, merger Contract or other similar Contract with any Person other than Buyer with respect to a sale of all or any substantial portion of the EPSi Business, the liquidation or similar extraordinary transaction with respect to the EPSi Business. Each Seller shall notify Buyer orally (within one (1) Business Day) and in writing (as promptly as practicable) of any inquiry or proposal by a third party to do any of the foregoing that any Seller or any of its Affiliates or any of their respective Representatives may receive relating to any of such matters.

7.18Notice of Certain Events

. Each Party shall promptly notify the other Party of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) any Actions commenced or, to the Knowledge of Sellers or to the knowledge of Buyer, threatened against, relating to or involving or otherwise affecting the EPSi Business; (d) any circumstance that could reasonably be expected to cause the conditions set forth in Section 8.1, Section 8.2 or Section 8.3 not to be satisfied; or (e) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7.18 will not limit or otherwise affect the remedies available under this Agreement to Buyer.

Article VIII
CONDITIONS TO CLOSING

8.1Conditions to Obligations of the Parties

. The respective obligations of Sellers and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) in writing by the Party entitled to the benefit of such condition at the Closing of the following conditions (it being understood that all conditions to Closing shall be deemed to have been satisfied or waived from and after the Closing other than for purposes of Article X):

(a)no Action shall be pending seeking to restrain, delay or prohibit, and none of the Parties shall be subject to any Law or any Order of a court of competent jurisdiction that restrains, delays or prohibits, the consummation of the transactions contemplated by this Agreement (a “Restraint”), and no Party shall have pulled or refiled any notification or filings pursuant to the HSR Act without the consent of the other Parties; and

(b)the filings of Buyer and Sellers pursuant to the HSR Act and other applicable Antitrust Laws, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

8.2Conditions to Obligations of Sellers

. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) in writing by Allscripts Healthcare at the Closing of each of the following additional conditions (it being understood that all conditions to Closing shall be deemed to have been satisfied or waived from and after the Closing other than for purposes of Article X):

(a)the representations and warranties of Buyer and Guarantor set forth in this Agreement will be true and correct (without giving effect to any materiality, in all material respects, or similar qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date (which need only be true and correct as of such earlier date), and (ii) where the failure to be so true and correct has not had and would not be likely to result in a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby;

(b)each of the agreements and covenants of Buyer and Guarantor to be performed and complied with by Buyer or Guarantor pursuant to this Agreement prior to or as of the Closing Date shall have been duly performed and complied with in all material respects (it being understood that failure to pay any amounts payable by or on behalf of Buyer or Guarantor pursuant to, and in accordance with, Article II and/or Article III shall be deemed to be material); and

(c)Buyer shall have delivered the items set forth in Section 3.3.

8.3Conditions to Obligations of Buyer

. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) by Buyer at the Closing of each of the following additional conditions (it being understood that all conditions to Closing shall be deemed to have been satisfied or waived from and after the Closing other than for purposes of Article X):

(a)(i) the representations and warranties of Sellers set forth in Article IV (other than the Fundamental Reps) will be true and correct (without giving effect to any materiality, in all material respects, Material Adverse Effect or similar qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties speak as of an earlier date (which need only be true and correct as of such earlier date), and (B) where the failure to be so true and correct has not had and would not be reasonably likely to result in a Material Adverse Effect; and (ii) the Fundamental Reps shall be true and correct (without giving effect to any materiality, in all material respects, Material Adverse Effect or similar qualifications contained therein) in all respects as of the Closing Date as though made on and as of the Closing Date, except to the extent of any de minimis inaccuracies;

(b)each of the agreements and covenants of Sellers to be performed and complied with by Sellers pursuant to this Agreement prior to or as of the Closing Date shall have been duly performed and complied with in all material respects;

(c)since the date of this Agreement, there shall not have occurred a Material Adverse Effect; and

(d)Sellers shall have delivered the items set forth in Section 3.2.

8.4Frustration of Closing Conditions

. No Party may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was primarily caused by such Party’s material breach of its obligations to consummate the transactions contemplated by this Agreement as required by the provisions of this Agreement.

Article IX
TERMINATION OF AGREEMENT

9.1Termination

. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

(a)by the mutual written consent of Buyer and Allscripts Healthcare;

(b)by Buyer or Allscripts Healthcare, upon written notice to the other Party, if the Closing has not occurred on or prior to April 30, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any Party whose breach of its obligations, covenants, representations, or warranties under this Agreement has been the principal cause of the failure of the Closing by such time;

(c)by Buyer or Allscripts Healthcare, upon written notice to the other Party, if any Restraint is in effect and has become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to Section 9.1(c) has complied with Section 7.6;

(d)by Buyer, by giving written notice to Allscripts Healthcare in the event any Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) would cause any of the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied prior to the Outside Date and (ii) if curable, is not cured within thirty (30) days following delivery by Buyer to Allscripts Healthcare of written notice of such breach; or

(e)by Allscripts Healthcare, by giving written notice to Buyer in the event Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) would cause the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied prior to the Outside Date and (ii) if curable, is not cured within thirty (30) days following delivery by Allscripts Healthcare to Buyer of written notice of such breach.

9.2Effect of Termination

. If this Agreement is terminated in accordance with Section 9.1, then (a) this Agreement shall forthwith become void and of no further force or effect (other than Sections 7.2(c) and 7.2(d), Section 7.3, this Section 9.2 and Article XII, which shall each survive the termination of this Agreement and shall be enforceable by the Parties notwithstanding any such termination), and (b) there shall be no Liability on the part of any of the Parties, except as set forth in this Section 9.2 and except for material breaches of this Agreement by such Party prior to the time of such termination that are willful, knowing and intentional breaches by such Party or Fraud based solely on the representations and warranties in Article IV, Article V and Article VI. Nothing in this Article IX shall be deemed to alter the provisions of Section 12.14 or otherwise impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement in accordance with Section 12.14. If the transactions contemplated by this Agreement are terminated as provided herein, (x) Buyer shall return all documents and copies and other materials received from or on behalf of Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Allscripts Healthcare, and (y) all such information shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement in accordance with this Article IX.

Article X
REMEDIES

10.1Survival

.

(a)Except as set forth in Section 10.1(b), the representations and warranties of Sellers set forth in this Agreement (including those in Article IV) or in any Certificate shall survive the Closing solely for purposes of this Article X and shall terminate and be of no further force or effect on the date that is twelve (12) months after the Closing Date, and, except as set forth in Section 10.1(f), the indemnification obligations of Sellers with respect thereto shall terminate on such date.

(b)The Fundamental Reps and the representations and warranties set forth in Section 4.7(b) and Section 4.7(d) shall survive the Closing solely for purposes of this Article X and shall terminate and be of no further force or effect on the date that is six (6) years after the Closing Date, and, except as set forth in Section 10.1(f), the indemnification obligations of Sellers with respect thereto shall terminate on such date. The representations and warranties set forth in Section 4.6 or Section 4.11 (to the extent related to Taxes) shall survive the Closing solely for purposes of this Article X and shall terminate and be of no further force or effect on the date sixty (60) days following the applicable Tax statute of limitations with respect to the underlying subject matter set forth in Section 4.6 or Section 4.11 (to the extent related to Taxes), as applicable, and, except as set forth in Section 10.1(f), the indemnification obligations of Sellers with respect thereto shall terminate on such date.

(c)The representations and warranties of Buyer and Guarantor contained in this Agreement (including those in Article V and Article VI) or in any Certificate shall survive the Closing solely for purposes of this Article X and shall terminate and be of no further force or effect on the date that is twelve (12) months after the Closing Date, and, except as set forth in Section 10.1(f), the indemnification obligations of Buyer with respect thereto shall terminate on such date.

(d)All covenants and agreements contained in this Agreement, any Seller Document, or any Buyer Document that require performance prior to or at the Closing shall terminate on the Closing Date (other than Section 7.16 and Section 7.18, which shall survive the Closing).

(e)All covenants and agreements contained in this Agreement, any Seller Document, or any Buyer Document that require performance after the Closing, as well as the covenants and agreements contained in Section 7.16 and Section 7.18, shall survive the Closing and terminate in accordance with their respective terms or, with respect to any such covenant or agreement which does not specify a term, terminate on the fifth (5th) anniversary of the Closing Date, and the indemnification obligations of the Parties with respect thereto shall survive for a period of three (3) months thereafter.

(f)If any Indemnitee makes a claim for indemnification under this Article X at any time prior to the applicable Limitation Date, then such claim (and only such claim) and the applicable representations, warranties, covenants and agreements, shall survive the applicable Limitation Date, solely for purposes of resolving such claim, until such time as such claim is fully and finally resolved. “Limitation Date” shall mean, with respect to any representation, warranty or covenant, the date on which such representation, warranty or covenant expires pursuant to this Section 10.1.

10.2Indemnification

.

(a)Subject to the provisions of this Article X, from and after the Closing and through the applicable Limitation Date, Buyer shall indemnify and hold harmless Sellers and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners, equityholders and Affiliates of each Seller and each of their representatives (collectively, the “Seller Indemnitees”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, and reasonable costs, fees and expenses (including reasonable attorneys’ fees, whether involving a Third Party Claim or a dispute among the Parties) (collectively, “Losses”) actually incurred by any of the Seller Indemnitees following the Closing based upon, relating to or arising from (i) any breach of or inaccuracy in the representations and warranties of Buyer or Guarantor contained in Article V or Article VI of this Agreement or any Certificate delivered by Buyer or any Buyer Document, (ii) any breach of or failure to perform the covenants or agreements of Buyer or Guarantor contained in this Agreement or any Buyer Document, in each case, that contemplates performance after the Closing Date and (iii) any Assumed Liability.

(b)Subject to the provisions of this Article X, from and after the Closing and through the applicable Limitation Date, Parent and Sellers (the “Seller Indemnifying Parties”) shall, jointly and severally, indemnify and hold harmless Buyer and its successors and permitted assigns, and the officers, employees, directors, managers, members, partners, equityholders and Affiliates of Buyer and each of its representatives (collectively, the “Buyer Indemnitees”) from and against any and all Losses actually incurred by any of the Buyer Indemnitees following the Closing based upon, relating to or arising from (i) any breach of or inaccuracy in the representations and warranties of Sellers contained in Article IV of this Agreement or any Certificate delivered by any Seller or any Seller Document (provided that for purposes of determining whether there exists a breach of any representation or warranty (except with respect to Section 4.18(b)) and in calculating Losses therefrom, any “material,” “materiality” or “Material Adverse Effect” or similar qualifiers contained in such representations and warranties will be disregarded), (ii) any breach of or failure to perform the covenants or agreements of Sellers contained in this Agreement or in any Seller Document, in each case, that contemplates performance after the Closing Date, as well as the covenants and agreements contained in Section 7.16 and Section 7.18, and (iii) any Excluded Liability or Excluded Asset; provided, however, the Seller Indemnifying Parties shall be required to indemnify and hold harmless the Buyer Indemnitees pursuant to Section 10.2(b)(i) only to the extent that:

(y)the aggregate amount of such Losses exceeds $1,900,000 (it being understood that such amount shall be a deductible for which the Seller Indemnifying Parties shall bear no indemnification responsibility); and

(z)the aggregate amount required to be paid by the Seller Indemnifying Parties does not exceed $19,000,000.00;

provided further, however, that the foregoing clauses (y) and (z) shall not apply with respect to Losses incurred by the Buyer Indemnitees in respect of a breach of the Fundamental Reps, Section 4.6, Section 4.7(b) or Section 4.7(d).

(c)Any amounts payable under this Section 10.2 shall be treated as an adjustment to the Closing Date Consideration for all Tax purposes, unless otherwise required by applicable Tax Law.

10.3Exclusive Remedy

. Each Party acknowledges and agrees that, from and after the Closing, except for Fraud, actions seeking specific performance or similar equitable relief pursuant to Section 12.14 and disputes under Section 2.3 (which disputes will be resolved in accordance with the dispute mechanism set forth in Section 2.3(b)), its sole and exclusive remedy (and the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees) with respect to any and all rights, claims, proceedings and causes of action it may have against any other party (including any Affiliate of the Seller Indemnifying Parties or Buyer) resulting from or relating to the subject matter of this Agreement or any Seller Document and the transactions contemplated hereby and thereby, whether arising under or based upon any Law (including Environmental Law) or otherwise (including any right, whether arising at law or in equity (including strict liability and tort), to seek indemnification, contribution, rescission, cost recovery, damages (including Losses), or any other recourse or remedy, including as may arise under common law) (each, a “Transaction Matter”), shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each Party (in the case of Buyer, on its own behalf and on behalf of the Buyer Indemnitees, and in the case of Sellers, on their own behalf and on behalf of the Seller Indemnitees) hereby (a) covenants and agrees that it will not, directly or indirectly, assert or otherwise bring, commence or institute, or cause to be brought, commenced or instituted, any Transaction Matter, other than a contract action to recover Losses pursuant to the indemnification provisions set forth in this Article X or an action seeking specific performance or similar equitable relief pursuant to Section 12.14, and (y) waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all Transaction Matters other than a contract action to recover Losses pursuant to the indemnification provisions set forth in this Article X or an action seeking specific performance or similar equitable relief pursuant to Section 12.14. Notwithstanding anything to the contrary herein, for purposes of this Article X (and solely for purposes of this Article X) “Buyer Documents” and “Seller Documents” shall not include the Restrictive Covenant Agreements and the TSA, and the indemnification obligations of the Parties with respect to the Restrictive Covenant Agreements and the TSA shall be set forth therein.

10.4Limitations on Liability

. Notwithstanding anything herein to the contrary, the indemnification rights and obligations provided for in Section 10.2 are subject to the following limitations:

(a)Certain Limitations. In no event shall the Seller Indemnifying Parties’ maximum aggregate liability with respect to Losses arising from Section 10.2(b)(i) with respect to breaches of the Fundamental Reps, Section 4.6, Section 4.7(b), Section 4.7(d) and Section 10.2(b)(iii) exceed one hundred percent (100.00%) of the Closing Date Consideration.

(b)Other Recovery. If any Losses sustained by an Indemnitee are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnitee), the Indemnitee shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. The amount of any Losses subject to indemnification under Section 10.2 shall be reduced by the amounts actually recovered by any Indemnitee, as applicable, under applicable insurance policies or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnitee) with respect to claims related to such Losses (net of any unrecovered amounts, costs or expenses incurred in connection with the recovery or receipt of such insurance proceeds, including any increases in insurance premiums or retroactive premiums resulting therefrom), and if any Indemnitee receives such insurance proceeds or indemnity, contribution or similar payments after the settlement of any indemnification claim under Section 10.2, as applicable, such Indemnitee shall refund to the Indemnitor that made such indemnification payment the amount of such insurance proceeds (net of any unrecovered amounts, costs or expenses incurred in connection with the recovery or receipt of such insurance proceeds, including any increases in insurance premiums or retroactive premiums resulting therefrom) or indemnity, contribution or similar payments, up to the amount received in connection with such indemnification claim. It is the intention of the Parties that no insurer or third party shall be entitled to any benefit or right it would not be entitled to receive in the absence of this paragraph.

(c)Damage Exclusions. Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable Law, no Party shall be liable to any other Person for, either in contract or in tort, and Losses shall not include, any speculative or punitive damages (other than any such damages payable to a third Person).

(d)Double Recovery. No Buyer Indemnitees shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss or related group of Losses, including to the extent that any Buyer Indemnitee has been compensated therefor pursuant to Section 2.3 or otherwise.

(e)Mitigation. Each Indemnitee shall use commercially reasonable efforts (determined without regard to any indemnification rights of such Person hereunder (i.e., as if such Person had no such rights hereunder)) to mitigate any Loss for which such Indemnitee seeks indemnification, in each case solely to the extent required by Law. Each Indemnitee shall, and shall cause its Affiliates to, use commercially reasonable efforts to pursue any and all rights or benefits (including rights to be indemnified and held harmless or rights to be reimbursed for, or to share, certain costs, or expenses) with respect to any matter that is indemnifiable pursuant to Section 10.2, in each case solely to the extent required by Law.

10.5Notice and Determination of Claims

. If any Indemnitee believes that it has sustained or incurred any Losses that are indemnifiable under this Article X (a “Claim”), such Indemnitee shall so notify the Indemnitor promptly in writing specifying the basis hereunder upon which the Indemnitee’s claim for indemnification is asserted and the facts and circumstances concerning such Claim, describing such Losses, the amount thereof, or a good faith estimate of the amount, and the method of computation of such Losses, all with reasonable particularity, in each case to the extent known (the “Claim Notice”). After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnitee shall be entitled under this Article X shall be determined: (a) by the written agreement between the Parties; (b) by a final judgment or decree of any court of competent jurisdiction; or (c) by any other means to which the Parties shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnitee shall have the burden of proof in establishing the amount of Losses suffered by such Indemnitee. A failure by an Indemnitee to give timely, complete or accurate notice as provided in this Section 10.5 or in Section 10.6 will not affect the rights or obligations of any Party except and only to the extent that the Party entitled to receive such notice was materially damaged or prejudiced as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder or otherwise.

10.6Third Party Claims

.

(a)Promptly following the receipt of notice of a Claim by a third party against a Buyer Indemnitee or Seller Indemnitee (a “Third Party Claim”), the Party receiving the notice of the Third Party Claim shall provide the other Parties with a Claim Notice with respect to such Third Party Claim. Subject to receiving a confidentiality undertaking from the Indemnitor and any redactions that the Indemnitee determines are advisable for purposes of maintaining privilege, such Claim Notice shall be accompanied by copies of all documents and information relevant to the Third Party Claim and in the Indemnitee’s possession.

(b)Subject to Section 10.6(c) and Section 10.6(d), the Indemnitor shall have the option to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim as to which indemnification is sought by any Indemnitee from any Indemnitor hereunder. The Indemnitor shall notify the Indemnitee in writing, as promptly as possible (but in any case before the earlier of (i) the due date for the answer or response to the Third Party Claim and (ii) thirty (30) days after receipt of the notice of Third Party Claim given by the Indemnitee to the Indemnitor under Section 10.6(a) of its election to assume the defense of such Third Party Claim). The Indemnitee may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnitor has so elected to conduct and control the defense thereof. Should an Indemnitor assume the defense of a Third Party Claim in accordance with this Section 10.6, the Indemnitor shall not be liable to the Indemnitee for any legal expenses incurred by the Indemnitee in connection with the investigation or defense thereof; provided that in the event such Third Party Claim is decided adversely to the Indemnitee resulting in Losses for which the Indemnitor is required to indemnify the Indemnitee pursuant to this Article X, the Indemnitor shall pay any such legal expenses incurred by the Indemnitee prior to the date the Indemnitor assumes control of the defense of the Third Party Claim. Should the Indemnitor not elect to conduct and control the defense of any Third Party Claim, the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim.

(c)Notwithstanding anything in Section 10.6(b) to the contrary, in no event shall the Indemnitor be entitled to conduct and control the defense, compromise and settlement of any Third Party Claim if (i) such Third Party Claim seeks, as its primary claim, an injunction, other equitable relief or any other non-monetary relief against the Indemnitee, (ii) in the event such claim were to be decided adversely to the Indemnitee, the aggregate amount of Losses associated therewith, together with all other outstanding Claims would reasonably be expected to exceed the aggregate liability limitations set forth in Section 10.2(b)(z) or Section 10.4(a), in each case, by two hundred percent (200%), or (iii) such claim primarily relates to or arises out of any allegedly criminal activity, (iv) the Indemnitor fails to acknowledges in writing to the Indemnitee that any and all Losses that may be assessed against the Indemnitee in connection with such Third Party Claim constitute Losses for which the Indemnitee shall, subject to the limitations set forth in this Article X, be indemnified fully pursuant to this Article X, or (v) if the Indemnitee is a Buyer Indemnitee and the Third Party Claim is made by a customer or supplier of the EPSi Business.

(d)Any Party controlling the defense of any Third Party Claim shall conduct the defense of such Third Party Claim with reasonable diligence and shall keep the other Parties reasonably informed of the status thereof. Whether or not the Indemnitor or Indemnitee shall control the defense of a Third Party Claim, neither the Indemnitor nor the Indemnitee shall consent to the entry of any judgment, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnitee or Indemnitor, as applicable (such consent not to be unreasonably withheld, conditioned or delayed). The Indemnitee shall reasonably cooperate in connection with any Third Party Claim pursuant to this Section 10.6 and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided that, notwithstanding anything in this Section 10.6 to the contrary, the Indemnitee shall not be required to take any action hereunder that would adversely affect, or require or constitute a waiver of, any attorney-client or other privilege.

Article XI
TAX MATTERS

11.1Allocation of Liability for Taxes

. In the case of any Taxes that are attributable to a Straddle Period, the Parties shall use the following conventions for determining the portion of such Tax that relates to a Pre-Closing Tax Period and the portion that relates to a Post-Closing Tax Period: (a) in the case of real property or personal property Taxes and other similar Taxes attributable to the Purchased Assets imposed on a periodic basis, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period commencing before the Closing Date and ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and the remaining amount of such Taxes shall be attributable to the Post-Closing Tax Period; and (b) in the case of all other Taxes, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology,” and the remaining amount of the Taxes for such period shall be attributable to the Post-Closing Tax Period; provided, however, that for purposes of clause (b), exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period.

11.2Cooperation; Tax Actions

. Buyer and Sellers shall cooperate (i) in the preparation and timely filing of any Tax Return relating to the EPSi Business, the Purchased Assets, or the Transferring Employees; (ii) in any audit or other proceeding with respect to Taxes or Tax Returns relating to the EPSi Business, the Purchased Assets, or the Transferring Employees. Such cooperation shall include making available any relevant information, records, or other documents relating to any Taxes or Tax Returns relating to the EPSi Business, the Purchased Assets, or the Transferring Employees. Buyer and Sellers also agree to provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

11.3Transfer Taxes

. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) (collectively, “Transfer Taxes”)

incurred in connection with the sale of the Purchased Assets to Buyer under this Agreement shall be borne by Buyer, and Buyer shall file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, provided that Sellers shall join in the execution of such Tax Returns or other documentation to the extent required by applicable Law. Buyer shall promptly pay when due all such required amounts to the appropriate Governmental Authority.

11.4Allocation

.

(a)Within sixty (60) days of the final determination of the Final Closing Date Net Working Capital, Buyer shall provide to Sellers a schedule allocating the purchase price (including the Assumed Liabilities) among the Purchased Assets (the “Purchase Price Allocation Schedule”).

(b)If within thirty (30) days of receiving the Purchase Price Allocation Schedule, Sellers have not objected, the Purchase Price Allocation Schedule shall be final and binding. If within thirty (30) days, Sellers object to the Purchase Price Allocation Schedule, Sellers and Buyer shall cooperate in good faith to resolve their differences. If Sellers and Buyer are unable to resolve any disputed items, then each Party may allocate the purchase price (including the Assumed Liabilities) among the Purchased Assets as such Party believes is appropriate.

(c)The Parties hereto shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the purchase price. The Parties hereto agree for all Tax reporting purposes to report the transactions in accordance with the agreements herein and the Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence, (if agreed to by the Parties) and to not take any position during the course of any audit or other proceeding inconsistent with the agreements as to Tax treatment herein or with such schedule unless required by a determination of the applicable Governmental Authority that is final.

11.5Bulk Sales

. Buyer and Sellers hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer hereunder, it being understood and agreed that any Liabilities arising out of any failure to comply with the requirements and provisions of any such bulk sales, bulk transfer or similar Laws shall be treated as Excluded Liabilities.

Article XII
MISCELLANEOUS AND GENERAL

12.1Disclaimer; No Additional Representations; No Reliance

.

(a)BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS THAT ARE EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT OR THE SELLER CLOSING CERTIFICATE, SELLERS AND THEIR AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES. WITHOUT LIMITING THE FOREGOING AND FOR THE

AVOIDANCE OF DOUBT, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT NONE OF SELLERS OR ANY OF THEIR RESPECTIVE DIRECT OR INDIRECT AFFILIATES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER OR BUYER’S USE OF ANY CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENTATION OR ANY INFORMATION, DOCUMENT OR MATERIAL MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” AND ONLINE “DATA SITES,” MANAGEMENT PRESENTATIONS OR ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (NOR HAS BUYER RELIED ON ANY SUCH INFORMATION IN DETERMINING TO ENTER INTO THIS AGREEMENT), IN EACH CASE, EXCEPT TO THE EXTENT SUBJECT TO ANY REPRESENTATION OR WARRANTY SET FORTH HEREIN OR IN THE SELLER CLOSING CERTIFICATE.

(b)EACH SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER OR GUARANTOR THAT ARE EXPRESSLY SET FORTH IN ARTICLE V OR ARTICLE VI OF THIS AGREEMENT OR IN THE BUYER CLOSING CERTIFICATE, BUYER, GUARANTOR AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND HAVE NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE TO SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, ANY REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED).

(c)IN CONNECTION WITH BUYERS’ REVIEW AND ANALYSIS OF THE EPSI BUSINESS, BUYER (EITHER DIRECTLY OR THROUGH ITS REPRESENTATIVES) MAY HAVE RECEIVED FROM OR ON BEHALF OF SELLERS AND/OR REPRESENTATIVES THEREOF CERTAIN ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS (EITHER FINANCIAL OR OTHERWISE). BUYER ACKNOWLEDGES AND AGREES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS, (II) BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, (III) BUYER HAS NOT RELIED UPON THE ESTIMATES, FORECASTS, BUDGETS, PLANS OR PROJECTIONS FURNISHED TO IT, (IV) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS SO FURNISHED TO BUYER (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS), AND (V) BUYER SHALL HAVE NO CLAIM, NOR SHALL IT OR ITS REPRESENTATIVES ASSERT ANY CLAIM, AGAINST SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT THERETO, IN EACH CASE, EXCEPT TO THE EXTENT SUBJECT TO ANY REPRESENTATION OR WARRANTY SET FORTH HEREIN OR IN THE SELLER CLOSING CERTIFICATE.

12.2Expenses

. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the Party incurring such expenses, except as expressly provided herein (including as provided in Section 7.6(a)).

12.3Successors and Assigns

. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, but is not assignable by any Party without the prior written consent of the other Parties.

12.4Third Party Beneficiaries

. Other than Article X (with respect to each Party’s additional indemnitees) of this Agreement, each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

12.5Further Assurances

. The Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each Party shall cooperate affirmatively with the other Parties, to the extent reasonably requested by such other Parties, to enforce rights and obligations herein provided.

12.6Notices

. Any notice or other communication provided for herein or given hereunder to a Party must be in writing, and will be deemed given (a) on the date sent by email with portable document format (.pdf) (in each case, electronically confirmed), (b) on the date delivered when delivered in person, (c) four (4) Business Days following mailing if mailed by first class registered or certified mail, postage prepaid, or (d) on the date following sending if sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Buyer or the Guarantor:

Roper Technologies, Inc.
6901 Professional Parkway East
Suite 200
Sarasota, Florida 34240-8457
Attention: General Counsel
Phone: (941) 556-2601
Email: JStipancich@ropertech.com

with a copy to (which will not constitute notice):

King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309-3521
Attention: Rahul Patel

Phone: (404) 572-4754
Email: rpatel@kslaw.com

If to any Seller:

c/o Allscripts Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, IL 60654
Attention: SVP and Corporate Secretary
Phone: (312) 447-2495
Email: Eric.Jacobson@allscripts.com

with a copy to (which will not constitute notice):

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Matthew Costigan
Phone: (312) 558-6375
Email: mcostigan@winston.com

or to such other address with respect to a Party as such Party notifies the other in writing as above provided.

12.7Complete Agreement

. This Agreement and the Schedules and Exhibits hereto and the other documents delivered by the Parties in connection herewith, together with the Confidentiality Agreement and the Clean Room Agreement, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. The Parties agree that prior drafts of this Agreement and the other documents contemplated by this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the Parties with respect hereto or thereto.

12.8Captions

. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

12.9Amendment

. This Agreement may be amended or modified only by an instrument in writing specifically designated as an amendment hereto, duly executed by each Seller and Buyer.

12.10Waiver

. At any time prior to the Closing Date, Sellers and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by Sellers and Buyer. No failure of any Party to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this

Agreement shall constitute a waiver of any such Party’s right to demand strict compliance with the terms of this Agreement.

12.11Governing Law; Jurisdiction; WAIVER OF JURY TRIAL

. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the state of Delaware. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the state of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 12.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.12Severability

. So long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, Buyer and Sellers shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.13Counterparts

. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of a facsimile, portable document format (.pdf) transmission, or other electronic transmission of such Party’s signature, and such facsimile, portable document format (.pdf), or other electronically transmitted signature shall be deemed to constitute the original signature of such Party.

12.14Enforcement of Agreement

.

(a)The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to (i) any other remedy to which they are entitled hereunder, at law or in equity, prior to the Closing Date, or (ii) any other remedy to which they are entitled hereunder after the Closing Date.

(b)Notwithstanding the foregoing or anything herein or in any document contemplated herein to the contrary, it is hereby acknowledged and agreed that Sellers shall be entitled to seek specific performance to cause the Guarantor to fund the Obligations in accordance with Section 12.18.

(c)Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

12.15Other Definitional and Interpretive Matters

.

(a)Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(ii)Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)Herein. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)EPSi Business. Each representation or warranty of Sellers in this Agreement is made only with respect to such Seller’s operation of the EPSi Business prior to the Closing and, notwithstanding anything to the contrary herein, no Seller is making any representation or warranty with respect to any other business conducted by such Seller.

(ix)Other Rules of Interpretation. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Law will be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms of this Agreement and such Contract; provided that with respect to any Contract listed on any Schedule, all such amendments, modifications or supplements (other than such amendments, modifications or supplements that are immaterial) must also be listed in such Schedule. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other theory extends and such phrase will not mean “if”. References to any Person include the predecessors, successors and permitted assigns of that Person. The term “made available” and words of similar import mean that the relevant documents, instruments or materials were posted and made available (and not removed) on the Project Alpha due diligence data site maintained by Sellers in connection with the transactions contemplated by this Agreement, in each case, prior to the date of this Agreement.

(b)The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

12.16Disclosure Schedules

. The Schedules have been arranged, for purposes of convenience only, as separately-titled Schedules corresponding to the Sections of this Agreement. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement or the omission of any cross reference thereto, the information and disclosures contained in any Schedule shall be deemed to be disclosed and incorporated by reference in any other Schedule as though fully set forth in such Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Schedule: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, Liability or other obligation of any kind exists with respect to any item; (c) with respect to the enforceability of Contracts with third parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any entity or person who is not a Party; (d) shall not be deemed or interpreted to broaden or to narrow the representations and warranties, obligations, covenants, conditions or agreements of Sellers contained in this Agreement; and (e) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Unless the context otherwise requires (for example, a Schedule corresponds to a representation and warranty that requires disclosure of information that is “material” or that would reasonably be expected to constitute a “Material Adverse Effect”), such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules is or is not material for purposes of this Agreement.

12.17Independent Legal Counsel; Continuing Representation

. Each Party has had the benefit of independent legal counsel with respect to the preparation of this Agreement. This Agreement expresses the mutual intent of the Parties and each Party has participated equally in its preparation. Accordingly, the rule on construction against the drafting party shall have no application to this Agreement. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Winston & Strawn LLP may serve as counsel to each and any of Seller, the members of its board of managers, and its Affiliates (individually and collectively, the “Seller Group”) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Winston & Strawn LLP (or any successor) may serve as counsel to the Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation.

12.18Guarantee

. To induce Sellers to enter into this Agreement, the Guarantor hereby irrevocably and unconditionally guarantees to Sellers, the full, complete and punctual payment, if and when due, of all Obligations and whenever Buyer does not pay or perform any of the Obligations in accordance with their respective terms, the Guarantor shall, immediately on demand by Allscripts Healthcare, pay or perform such Obligations as if it were the primary obligor primarily liable for the performance thereof and not as a mere surety. The obligations of the Guarantor pursuant to this Section 12.18 shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any bankruptcy, winding up or analogous proceedings relating to, Buyer or the Guarantor. The Guarantor hereby waives any right to require a proceeding first against Buyer following such time as Buyer does not pay or perform any Obligation.

[SIGNATURE PAGES FOLLOW]

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement to be effective as of the day and year first above written.

BUYER:

STRATA DECISION TECHNOLOGY LLC

By:  /s/ John K. Stipancich

Name: John K. Stipancich

Title:  Executive Vice President, General Counsel and Corporate Secretary

GUARANTOR:

ROPER TECHNOLOGIES, INC. (solely for purposes of Article VI and Section 12.18 hereof)

By:  /s/ John K. Stipancich

Name: John K. Stipancich

Title:  Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement to be effective as of the day and year first above written.

PARENT:

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:  /s/ Rick Poulton

Name:  Rick Poulton

Title:  President and Chief Financial Officer

SELLERS:

ALLSCRIPTS HEALTHCARE, LLC

By: /s/ Rick Poulton

Name: Rick Poulton

Title:  President and Chief Financial Officer

ALLSCRIPTS SOFTWARE, LLC

By:  /s/ Rick Poulton

Name:  Rick Poulton

Title:  President and Chief Financial Officer

EXHIBIT A-1

EXHIBIT A

DEFINITIONS

The definitions of terms capitalized and used throughout this Agreement are as follows:

“Accounting Firm” has the meaning set forth in Section 2.3(a).

“Acquired Accounts Receivable” means any trade accounts receivable, amounts to be paid for work in process, notes receivable, other receivables and all other rights to payment owed to any Seller to the extent related to the EPSi Business, including those accounts receivable and current assets included in the calculation of the Final Closing Date Net Working Capital and including Aged A/R.

“Action” or “Actions” means any lawsuit, mediation, legal proceeding, administrative enforcement proceeding, arbitration proceeding or other similar proceeding or adjudicative matter by or before any Governmental Authority.

“Agreed Adjustment Amount” means $4,000,000.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Aged A/R” means any accounts receivable of the EPSi Business that are more than (90) days past due as of the Closing Date.

“Agreement” has the meaning set forth in the preamble.

“Allscripts Healthcare” has the meaning set forth in the preamble.

“Allscripts Software” has the meaning set forth in the preamble.

“Antitrust Law” means any applicable United States or foreign antitrust and competition Law, including the HSR Act.

“Assignable Shared Contracts” has the meaning set forth in Section 7.13(a).

“Assigned Contracts” has the meaning set forth in Section 2.1(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.1(c).

“Assumed Tax” means any Liability for Taxes with respect to the Purchased Assets, the EPSi Business, or any Transferring Employee, but only to the extent such Liability was included as a current liability in the computation of the Final Closing Date Net Working Capital. For avoidance of doubt, no Transfer Tax shall be an Assumed Tax and Transfer Taxes shall be governed by Section 11.3.

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

EXHIBIT A-2

“Base Purchase Price” means an amount equal to $365,000,000.

“Bill of Sale” has the meaning set forth in Section 3.2(a).

“Business Confidential Information” means Confidential Information to the extent included in the Purchased Assets.

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank located in Chicago, Illinois, is closed.

“Business Employees” means each individual who is employed by any Seller (or an Affiliate thereof) and whose services primarily or exclusively relate to the EPSi Business (including each employee who is not actively at work on account of illness, disability or leave of absence).

“Business Intellectual Property” has the meaning set forth in Section 2.1(a)(vi).

“Business Records” has the meaning set forth in Section 2.1(a)(ix).

“Business Shared Contracts” has the meaning set forth in Section 4.7(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 3.3(k).

“Buyer Disclosure Schedules” has the meaning set forth in the preamble of Article V.

“Buyer Documents” has the meaning set forth in Section 5.2.

“Buyer Indemnitees” has the meaning set forth in Section 10.2(b).

“Buyer Secretary Certificate” has the meaning set forth in Section 3.3(g).

“Buyer Welfare Plans” has the meaning set forth in Section 7.11(b).

“Cash and Cash Equivalents” means the amount of cash and other cash equivalents (including marketable securities) convertible into cash and available for use within thirty (30) days of the Closing (plus deposits in transit and incoming wires, less outstanding checks and outgoing wires, in each case without duplication in connection with the calculation of the Final Closing Date Net Working Capital), in each case as of the Effective Time, and excludes any deposits to secure the EPSi Business’ or any Seller’s obligations with respect to the EPSi Business.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.

“Certificate” means the Seller Closing Certificate, the Buyer Closing Certificate, the Seller Secretary Certificate, the Buyer Secretary Certificate and each Seller W-9.

“Claim” has the meaning set forth in Section 10.5.

EXHIBIT A-3

“Claim Notice” has the meaning set forth in Section 10.5.

“Clean Room Agreement” has the meaning set forth in Section 7.2(c).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Consideration” has the meaning set forth in Section 2.2(a).

“COBRA” has the meaning set forth in Section 4.11(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Available Technology” means Software, technology and related Intellectual Property owned by a third party and used in the operation of the EPSi Business that is generally available on a commercial basis, has been licensed to a Seller for internal use on a non-exclusive basis, and is not customized for the EPSi Business.

“Competing Business” has the meaning set forth in Section 7.5(b).

“Confidential Data” means all data for which Sellers are required by Law or Contract to safeguard and/or keep confidential or private with respect to the conduct of the EPSi Business.

“Confidential Information” means all information of Sellers or any of their Affiliates on the one hand, or Buyer or any of its Affiliates on the other hand, in each case, of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, financial condition, services, products or research or development of such Person, or any of its suppliers, customers, independent contractors, or other business relations. Confidential Information includes the following: (a) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate, and pricing structures, and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, such Person’s suppliers, customers, independent contractors, or other business relations and their confidential information; (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, models, data, and data bases relating thereto; and (d) other Intellectual Property of such Person. Notwithstanding the foregoing, Confidential Information shall not include information that (i) is or becomes generally known or available to the public through no unauthorized action or omission, including a breach of any confidentiality obligations, or any other action or omission outside of the ordinary course of business at or prior to the time of disclosure; (ii) becomes known to the disclosing party (or one of its Affiliates) after the Closing Date without any restriction on disclosure, which has not been disclosed to the disclosing party in violation of any Contract; or (iii) is required to be disclosed by any Law, provided, however, that prompt notice of said requirement shall have been given to the non-disclosing party.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(c).

EXHIBIT A-4

“Consent” means any consent, approval, authorization, qualification, waiver, registration, license, permit, filing, franchise, certificate, action, nonaction or notification required to be obtained from, filed with or delivered to a third party (including a Governmental Authority) in connection with the consummation of the transactions provided for in this Agreement.

“Contract Assets” means any “Contract Assets” with respect to the EPSi Business as historically recorded by Sellers in the Financial Statements.

“Contracts” means all written contracts, leases, licenses, indentures, notes, bonds, mortgages, and other agreements (other than purchase orders and sale orders entered into in the Ordinary Course of Business), to which a Seller is a party that are in effect on the date of this Agreement.

“COVID-19” means a coronavirus disease.

“COVID-19 Actions” means all reasonable actions taken or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of the COVID-19 outbreak (whether or not required by a Governmental Authority), its impact on economic conditions, or actions taken by a Governmental Authority or other Persons in response thereto.

“COVID-19 Effect” means any event, condition, state of facts, change, occurrence, circumstance or development related to (a) the presence, transmission, threat or fear of COVID-19 or any evolution thereof, or (b) any mandatory or advisory restriction issued, or Order or action ordered or threatened, by any Governmental Authority in connection therewith, including any Law.

“Customer Deposit Amount” means the amount of customer deposits of the EPSi Business.

“Dispute Notice” has the meaning set forth in Section 2.3(b).

“Dispute Period” has the meaning set forth in Section 2.3(b).

“Effective Time” has the meaning set forth in Section 3.1.

“Employee Plan” or “Employee Plans” has the meaning set forth in Section 4.11(a).

“Environment” means the environment, including subsurface land, climate, soil, water, surface waters, groundwater, land, stream sediments, air and other environmental media.

“Environmental Law” means all Laws or Orders with respect to pollution or protection of the Environment or human health and safety, including CERCLA.

“EPSi Business” has the meanings set forth in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

EXHIBIT A-5

“ERISA Affiliate” means each trade or business, whether or not incorporated, that would be treated or would at any relevant time have been treated as a single employer with any Seller pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Estimated Closing Date Consideration” means the estimated Closing Date Consideration specified by Allscripts Healthcare in the Estimated Closing Date Statement, as determined after the adjustments made in Section 2.2(a) and Section 2.2(c), if any.

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.2(b).

“Estimated Closing Date Statement” has the meaning set forth in Section 2.2(b).

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” has the meaning set forth in Section 2.1(d).

“Excluded Tax” means any Liability for the following Taxes: (a) Taxes imposed on or owed by any Seller (or any Affiliate thereof) for any Tax period; (b) Taxes that relate to the Purchased Assets, the EPSi Business, or any Transferring Employee for any Pre-Closing Tax Period (or portion thereof); and (c) Taxes of another Person payable pursuant to any Contract for any Pre-Closing Tax Period, excluding in each case any Taxes described in clause (a) of the definition of Assumed Taxes. For the avoidance of doubt, no Transfer Tax shall be an Excluded Tax and Transfer Taxes shall be governed by Section 11.3.

“Final Closing Date Net Working Capital” has the meaning set forth in Section 2.3(a).

“Final Closing Date Statement” has the meaning set forth in Section 2.3(a).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Fraud” means: (a) with respect to Sellers, as finally determined by a court of competent jurisdiction, a false representation made by any Seller in Article IV of fact, made with knowledge or belief or with reckless indifference as to its falsity, with an intent to induce Buyer to act or refrain from acting and upon which Buyer reasonably relied to its detriment; and (b) with respect to Buyer and Guarantor, as finally determined by a court of competent jurisdiction, a false representation made by Buyer or Guarantor in Article V or Article VI of fact, made with knowledge or belief or with reckless indifference as to its falsity, with an intent to induce any Seller to act or refrain from acting and upon which such Seller reasonably relied to its detriment. For the avoidance of doubt, the definition of Fraud in this Agreement does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated by this Agreement for, (i) constructive fraud or other claims based on constructive knowledge, negligence, or similar theories, or (ii) equitable fraud, promissory fraud, unfair dealings fraud, or any other fraud based claim or theory.

“Fundamental Reps” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4(a)(i), Section 4.7(a) and Section 4.20.

EXHIBIT A-6

“GAAP” means United States generally accepted accounting principles.

“General Enforceability Exceptions” has the meaning set forth in Section 4.3.

“Governing Body” means, with respect to any Person, the board of directors, the board of managers, the managing member, the manager or such other governing body of such Person.

“Government Health Care Program” shall mean a federal or state health care program as defined by 42 U.S.C. § 1320a-7b(f) and any implementing regulations thereto, including Medicare, Medicaid, the Children’s Health Insurance Program (CHIP), the U.S. Department of Veterans Affairs, TRICARE (10 U.S.C. Section 1071 et seq.) and similar or successor programs that are funded, in whole or in part, by the government of the United States of America.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency, commission, department or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court, tribunal or any (public or private) arbitrator or arbitral body.

“Governmental Official” means any official or Representative of any Governmental Authority or public international organization, any political party or employee thereof or any candidate for political office.

“Guarantor” has the meaning set forth in the preamble.

“Guarantor Disclosure Schedules” has the meaning set forth in the preamble of Article VI.

“Guarantor Documents” has the meaning set forth in Section 6.2.

“Guarantor Secretary Certificate” has the meaning set forth in Section 3.3(i).

“Hazardous Material” means any material, substance or waste that is regulated under or pursuant to any Environmental Law, including “hazardous substance,” as defined in Section 101 of CERCLA, and “hazardous waste” as defined in Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., “pollutant or contaminant,” and “petroleum,” as those terms are defined or used in Section 101 of CERCLA, or any other material, substance or waste for which liability or standards of conduct may be imposed under or pursuant to any Environmental Law.

“Healthcare Laws” means all foreign, federal, state, and local Laws, whether criminal or civil, relating to the regulation, provision or administration of, or billing or payment for, healthcare products or services, including: (a) the Medicare and Medicaid Statutes (Titles XVIII and XIX of the Social Security Act); (b) TRICARE (10 U.S.C. Section 1071 et seq.); (c) Veterans Health Administration Program (38 U.S.C. Chapter 17); (d) fraud and abuse law, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the federal criminal False Statements Law (42 U.S.C. §1320a-7b(a)), the federal Civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Civil Monetary Penalties law (42 U.S.C. § 1320a-7a), the federal Exclusion Laws (42 U.S.C. § 1320a-7), the federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the federal Stark

EXHIBIT A-7

Law (42 U.S.C. § 1395nn), the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), and all criminal laws relating to health care fraud and abuse (e.g., 18 U.S.C. §§ 286, 287, 664, 666, 669, 1001, 1035, 1341, 1343, 1347); (e) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including 45 C.F.R. Parts 160, 162 and 164 and the healthcare fraud criminal provisions under HIPAA (42 U.S.C. § 1320d et seq.); (f) the Public Health Service Act (42 U.S.C. § 201 et seq.); (g) the American Recovery and Reinvestment Act of 2009 and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, including but not limited to provisions governing the “meaningful use” of electronic health records, 42 C.F.R. Part 495; (h) all Laws relating to the provision or administration, payment, coverage, coding or reimbursement of healthcare products or services; and (i) the federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.).

“HIPAA” has the meaning set forth in the definition of “Healthcare Laws”.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication: (a) any indebtedness for borrowed money, (b) any indebtedness evidenced by a note, bond or debenture, or other similar instruments, (c) letters of credit, performance bonds, bid bonds or other sureties of any kind to the extent drawn, (d) all obligations under forward currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements, (e) all obligations of such Person as lessee that are, or pursuant to GAAP, should be, recorded as finance leases, unless related to a Purchased Asset or Assumed Liability, (f) all obligations of such Person to pay the deferred purchase price of property, equipment or services, (g) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired, (h) all outstanding severance and retention obligations (including the employer portion of any employment or payroll Taxes related thereto), (i) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which such Person is responsible or liable as guarantor, (j) the Customer Deposit Amount and (k) any interest, principal, prepayment penalty, fees or expenses to the extent paid in respect of those items listed in clauses (a) through (j) of this definition; provided, however, that notwithstanding any other provision of this Agreement, Indebtedness shall not include any of the Liabilities of the EPSi Business under, pursuant to or in connection with (i) any letters of credit, performance bonds, bid bonds or other sureties of any kind to the extent undrawn or in connection with any customer contracts, proposals or otherwise, and (ii) any trade payable or other accrued liability to the extent included in the Final Closing Date Net Working Capital.

“Indemnitee” means a Seller Indemnitee or a Buyer Indemnitee, as applicable.

“Indemnitor” means any of Buyer or Sellers, as applicable, providing indemnification under Article X.

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or

EXHIBIT A-8

reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including the following: (i) patents and applications therefor (whether provisions or non-provisional, regional or international), including all divisionals, continuations, continuations-in-part, reissues, examinations, renewals, extensions and substitutions of any of the foregoing, (ii) trade secrets and other confidential information and know-how protectable under applicable Law, which may include technical, scientific and regulatory information, techniques, data, processes, methods, inventions (whether or not patentable), formulae, formulations, compositions, specifications, and marketing, pricing, distribution, cost and sales information (“Know-How”), (iii) Trademarks, trade dress, logos, brand names, Internet domain names, IP addresses, service marks, online or other electronic identifiers, social media names, tags or handles, and all registrations and applications for registration thereof together with all of the goodwill associated therewith, and (iv) copyrights and registrations and applications therefor.

“Interim Balance Sheet” has the meaning set forth in Section 4.5(a).

“Interim Income Statement” has the meaning set forth in Section 4.5(a).

“IP Assignment” has the meaning set forth in Section 3.2(e).

“IRS” has the meaning set forth in Section 4.11(b).

“Know-How” has the meaning set forth in the definition of “Intellectual Property”.

“Law” means any law, common law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Lease Assignments” has the meaning set forth in Section 3.2(d).

“Leased Real Property” means the real property leased, subleased or licensed to use or occupy that is Used in the EPSi Business, together with all buildings, structures, fixtures, improvements and facilities located thereon.

“Leases” has the meaning set forth in Section 4.8(b).

“Liabilities” means any obligation, liability or commitment of any nature (whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any obligation or liability for Taxes, and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liens” means any mortgage, pledge, lien, license, encumbrance, charge, or other security interest.

EXHIBIT A-9

“Limitation Date” has the meaning set forth in Section 10.1(f).

“Lookback Date” means January 1, 2016.

“Losses” has the meaning set forth in Section 10.2(a).

“Marks Transition Period” has the meaning set forth in Section 7.7(b).

“Material Adverse Effect” means any event, condition, state of facts, change, occurrence, circumstance or development that, individually or in the aggregate, (i) impairs, hinders, delays or adversely affects, or would reasonably be expected to impair, hinder, delay or adversely affect, in any material respect, the ability of any Seller or its Affiliates to perform their obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) has a material adverse effect on the business, operations, results of operations, or financial condition of the EPSi Business, but (solely for purposes of the foregoing clause (ii)) excluding any change, occurrence, circumstance or development (a) resulting from general economic conditions (including prevailing interest rates, exchange rates, commodity prices, and fuel costs) or political conditions, in each case, whether as a result of acts of terrorism, war (whether or not declared), armed conflicts, weather conditions or other acts of God (including storms, earthquakes, floods or other natural disasters) or otherwise, (b) resulting from any epidemic, pandemic, disease outbreak (including, for the avoidance of doubt, COVID-19) or other health crisis or public health event, including the worsening thereof, (c) affecting companies in the industry in which it conducts its business generally, (d) resulting from any action taken by Seller at the express written request of Buyer, (e) resulting from changes in GAAP or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation or change to applicable Law after the date hereof, (f) any failure, in and of itself, of the EPSi Business to meet any published or internally prepared projections, budgets, plans, or forecasts of revenues, earnings, or other financial performance measures or operating statistics (it being agreed that the underlying cause of any such failure described in this clause (f) may be considered in determining whether or not a Material Adverse Effect has occurred), (g) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby, (h) resulting from any action or omission taken pursuant to the express written request or with the express written consent of Buyer or its Affiliates; provided that, in the case of clauses (a), (b), (c) and (e), any such event, condition, state of facts, change, occurrence, circumstance or development may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent any such event, condition, state of facts, change, occurrence, circumstance or development is reasonably likely to have a disproportionate adverse effect on the EPSi Business as compared to other participants in the industry in which such the EPSi Business operates.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Net Working Capital” means, without duplication, (a) current assets (excluding (i) Cash and Cash Equivalents, (ii) income Tax receivables, (iii) deferred Tax assets, (iv) related party amounts, (v) Aged A/R and (vi) Contract Assets), (b) minus current liabilities (excluding (A) deferred Taxes, (B) income Tax payables, (C) related party amounts, (D) Indebtedness and (E) Transaction Expenses), of the EPSi Business and (c) minus long-term deferred revenue. Exhibit F sets forth, for illustrative purposes only, an example calculation of Net Working Capital.

EXHIBIT A-10

“Non- Assignable Shared Contracts” has the meaning set forth in Section 7.13(b).

“Obligations” means all of Buyer’s obligations to pay (a) all amounts described in Article II, and (b) all fees and expenses incurred by Buyer in connection with the transactions contemplated hereby.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the EPSi Business through the date hereof consistent with past custom and practice.

“Organizational Documents” means (i) the certificate or articles of incorporation, organization or formation and the by-laws, the partnership agreement or operating or limited liability company agreement (as applicable), and (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any applicable Law.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Parent” has the meaning set forth in the preamble.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permits” has the meaning set forth in Section 4.10.

“Permitted Liens” means (a) Liens for Taxes of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (b) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course of Business or by operation of Law if the underlying obligations are not delinquent, (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (d) purchase money liens and liens securing rental payments under capital lease arrangements arising or incurred in the Ordinary Course of Business, (e) title and other rights of a lessor arising under or in connection with a capital or operating lease arising or incurred in the Ordinary Course of Business, (f) non-exclusive licenses of Business Intellectual Property granted in the Ordinary Course of Business, (g) Liens, the existence of which would not reasonably be expected to have more than a de minimis adverse effect on the EPSi Business, (h) with respect to the Leased Real Property (y) easements, encroachments, restrictions, rights of way and any other non-monetary title defects and (z) zoning, building and other similar restrictions and (i) Liens that will be terminated in full in connection with the Closing; provided, however, that none of the foregoing described in clauses (a) – (f) and (h) will individually or in the aggregate impair in more than a de minimis adverse effect the continued use and operation of the property to which they relate in the EPSi Business as presently conducted.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any Governmental Authority.

EXHIBIT A-11

“Personal Information” means information that is classified as personal data or personal information under applicable Law.

“Post-Closing Tax Period” means any Tax period beginning on or after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Price Decrease” has the meaning set forth in Section 2.3(e)(ii).

“Price Increase” has the meaning set forth in Section 2.3(e)(i).

“Privacy and Security Requirements” means, to the extent applicable to the EPSi Business: (a) any Laws regulating the Processing of Personal Information or Confidential Data; (b) all provisions of Contracts between Sellers and any Person that impose requirements on the EPSi Business related to its Processing of Personal Information or Confidential Data; (c) all of Sellers’ internal written policies and procedures applicable to its Processing of Personal Information or Confidential Data; and (d) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Process” or “Processing” or “Processed” means the creation, collection, use, storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 11.4(a).

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Related Party Agreements” has the meaning set forth in Section 4.20.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other agents, advisors or representatives.

“Restrictive Covenant Agreements” means the restrictive covenant Contracts entered into by and between Buyer, on the one hand, and each of Ralph Keiser, John Gragg, Grant Gordon, Steve Sedlock and Tim Rutledge, on the other hand.

“Restraint” has the meaning set forth in Section 8.1(a).

“Restricted Period” has the meaning set forth in Section 7.5(a).

“Retained Records” has the meaning set forth in Section 7.10(b).

“Schedules” means, as the context requires, the Buyer Disclosure Schedules, the Guarantor Disclosure Schedules and/or the Seller Disclosure Schedules.

“SEC” has the meaning set forth in Section 7.3.

EXHIBIT A-12

“Security Breach” means any (a) security breach or breach of Personal Information under applicable Law; or (b) material unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Personal Information or Confidential Data; or (c) any material disruption to, or material interruption in, the conduct of their businesses attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any software or technology Used by the EPSi Business.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 3.2(h).

“Seller Disclosure Schedules” has the meaning set forth in the preamble of Article IV.

“Seller Documents” has the meaning set forth in Section 4.3.

“Seller Group” has the meaning set forth in Section 12.17.

“Seller Indemnifying Parties” has the meaning set forth in Section 10.2(b).

“Seller Indemnitees” has the meaning set forth in Section 10.2(a).

“Seller Marks” has the meaning set forth in Section 7.7(a).

“Seller Secretary Certificate” has the meaning set forth in Section 3.2(f).

“Seller W-9” has the meaning set forth in Section 3.2(i).

“Sellers’ Knowledge” means the actual knowledge after undertaking a reasonable inquiry of each’s direct reports of Ralph Keiser, John Gragg, Grant Gordon, Steve Sedlock, Tim Rutledge and Peter Young.

“Senior Individuals” has the meaning set forth in Section 7.5(a).

“Shared Contract” means any Contract entered into prior to the Closing that is between any Seller or any of its Subsidiaries, on the one hand, and one or more third parties, on the other hand, that inures to the benefit or burden of both the EPSi Business and any business of any Seller that is not the EPSi Business, other than any Employee Plan.

“Significant Customer” has the meaning set forth in Section 4.19.

“Significant Vendor” has the meaning set forth in Section 4.19.

“Software” means all computer software, computer programs, firmware and databases Used in the EPSi Business, including source code and object code, development tools, comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture and algorithms primarily related thereto.

EXHIBIT A-13

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by any Seller.

“Tax” or “Taxes” means any federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, service, ad valorem, value-added, transfer, franchise, capital, profits, license, withholding, payroll, employment, excise, severance, stamp, production, occupation, premium, property, disability, registration, escheat or unclaimed property, environmental or windfall profit tax, custom, duty or other imposition of any kind whatsoever in the nature of a tax imposed by any Governmental Authority, and including any interest, penalties and additions to tax imposed with respect thereto.

“Tax Returns” means all returns, statements and reports, including amendments and supporting schedules and attachments, required to be filed in respect of Taxes.

“Third Party Claim” has the meaning set forth in Section 10.6(a).

“Trade Secrets” means, to the extent included in the Purchased Assets, anything that would constitute a “trade secret” under applicable Law, and includes all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, specifications, technologies, processes, expertise (including expertise related to sourcing), algorithms, architectures, layouts, look-and-feel, methodologies, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, know-how, confidential information, proprietary information, research and development, compositions, manufacturing and production processes and techniques, customer lists, supplier and vendor lists, pricing and cost information, business and marketing plans, and proposals, know-how, confidential information or proprietary information, technology and the moral and economic rights of authors and inventors in any of the foregoing.

“Trademarks” means registered United States federal, state and foreign trademarks, service marks and trade names, and pending applications to register the foregoing.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by any Seller, in each case in connection with the transactions contemplated by this Agreement or any other similar strategic alternative process, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; and (c) any fees, costs and expenses or payments of any Seller related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments (including any related Taxes, including the employer portion of any employment or payroll Taxes) made to any current or former Business Employee, in each case solely as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement, whether payable prior to, on or following the Closing Date (excluding, for the avoidance of doubt, the payment of the Closing Date Consideration to Sellers pursuant to this Agreement); (d) 50% of all

EXHIBIT A-14

Transfer Taxes; (e) accrued and unpaid bonuses and paid time off as of the Closing Date (even if unrelated to the transactions contemplated by this Agreement); (f) amounts payable (including any related Taxes, including the employer portion of any employment or payroll Taxes) to any third party as a result of the transactions contemplated by this Agreement or any other similar strategic alternative process; (g) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which the Company or any Subsidiary is responsible or liable as guarantor; and (h) any accrued interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of the foregoing; provided, however, that Transaction Expenses shall not include any fees, costs, payments, expenses or disbursements incurred by, on behalf of or for the account of Buyer and its Affiliates.

“Transaction Matter” has the meaning set forth in Section 10.3.

“Transferring Employees” has the meaning set forth in Section 7.11(a).

“Transfer Taxes” has the meaning set forth in Section 11.3.

“TSA” has the meaning set forth in Section 3.2(b).

“Use” or “Used” means, with respect to any asset of any Seller or any of its Affiliates, that such asset is primarily or exclusively used in the operation or conduct of the EPSi Business.

“WARN Act” has the meaning set forth in Section 4.16(b).

“Warranty” has the meaning set forth in Section 4.23.

“Working Capital Lower Target” means negative $13,000,000.

“Working Capital Overage” has the meaning set forth in Section 2.2(c).

“Working Capital Underage” has the meaning set forth in Section 2.2(c).

“Working Capital Upper Target” means negative $5,000,000.

EXHIBIT B-1

EXHIBIT B

Form of Bill of Sale, Assignment and Assumption Agreement

EXHIBIT C-1

EXHIBIT C

Form of Transition Services Agreement

EXHIBIT D-1

EXHIBIT D

Form of Assignment and Assumption of Lease Agreement

EXHIBIT E-1

EXHIBIT E

Form of Intellectual Property Assignment Agreement

EXHIBIT F-1

EXHIBIT F

EXAMPLE CALCULATION OF NET WORKING CAPITAL